   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1996


                                                      REGISTRATION NO. 333-11431

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SIMON DEBARTOLO GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   MARYLAND                                     35-1901999
(STATE OR OTHER JURISDICTION OF INCORPORATION       (IRS EMPLOYER IDENTIFICATION NO.)
               OR ORGANIZATION)

                              NATIONAL CITY CENTER
    115 WEST WASHINGTON STREET, SUITE 15 EAST, INDIANAPOLIS, IN 46204, (317)
                                    636-1600
   ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  DAVID SIMON
                            CHIEF EXECUTIVE OFFICER
                          SIMON DEBARTOLO GROUP, INC.
                              NATIONAL CITY CENTER
    115 WEST WASHINGTON STREET, SUITE 15 EAST, INDIANAPOLIS, IN 46204, (317)
                                    636-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


            EDWIN S. MAYNARD, ESQ.                         JAMES M. ASHER, ESQ.
   PAUL, WEISS, RIFKIND, WHARTON & GARRISON             ROBERT E. KING, JR., ESQ.
         1285 AVENUE OF THE AMERICAS                          ROGERS & WELLS
        NEW YORK, NEW YORK 10019-6064                        200 PARK AVENUE
                (212) 373-3000                           NEW YORK, NEW YORK 10166
                                                              (212) 878-8000


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time or at one time after the effective date of the Registration
                                   Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


     THE PROSPECTUS IN THIS REGISTRATION STATEMENT ALSO RELATES TO REGISTRATION STATEMENT NO. 33-89012 PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Registration Statement relates to securities which may be offered from time to time by Simon DeBartolo Group, Inc. (the "Company"). This Registration Statement contains a form of basic prospectus (the "Basic Prospectus") which will be used in connection with an offering of securities by the Company. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities. Pages S-1 through F-8 herein set forth a Preliminary Prospectus Supplement relating to the proposed offering by the Company of certain shares of Series B Cumulative Redeemable Preferred Stock of the Company.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BUT HAS NOT BEEN DECLARED EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 1996



PRELIMINARY PROSPECTUS SUPPLEMENT                                         [LOGO]


(TO PROSPECTUS DATED SEPTEMBER   , 1996)


                                               SHARES

                          SIMON DEBARTOLO GROUP, INC.


              SERIES B    % CUMULATIVE REDEEMABLE PREFERRED STOCK

                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                            ------------------------

    Distributions on shares of the   % Series B Cumulative Redeemable Preferred
Stock, $.0001 par value per share (the "Series B Preferred Shares"), of Simon DeBartolo Group, Inc. (formerly known as Simon Property Group, Inc.), a Maryland corporation (the "Company"), will be cumulative from the date of original issue and will be payable quarterly in arrears on or about the last day of
           ,            , and            of each year, commencing on
           , 1996, at the rate of   % of the initial liquidation preference per
annum. See "Description of Series B Preferred Shares -- Distributions."


    The Series B Preferred Shares are not redeemable prior to            . On
and after            , the Series B Preferred Shares may be redeemed at the
option of the Company in whole or in part, at a redemption price of $ per share, plus accrued and unpaid distributions, if any, thereon. The redemption price of the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid distributions) may only be paid from the sale proceeds of other capital shares of the Company, which may include other classes or series of preferred shares, and from no other source. The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions and will not be convertible into any other securities of the Company. In order to maintain its qualification as a real estate investment trust for federal income tax purposes, the Company's Amended and Restated Articles of Incorporation provide that no person or persons acting as a group may beneficially own more than 6.0% of the value of the outstanding capital stock of the Company, including the Series B Preferred Shares, with limited exceptions. See "Description of Series B Preferred
Shares -- Restrictions on Ownership."


    Application has been made to list the Series B Preferred Shares on the New York Stock Exchange ("NYSE"). If such application is approved, trading of the Series B Preferred Shares on the NYSE is expected to commence within a 30-day period after the date of initial delivery of the Series B Preferred Shares. While the Representatives (as defined below) have advised the Company that they intend to make a market in the Series B Preferred Shares prior to commencement of trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Series B Preferred Shares will exist prior to commencement of trading. See "Underwriting."

                            ------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
      WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------



  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED


  THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                                          PRICE TO         UNDERWRITING          PROCEEDS TO
                                                          PUBLIC(1)        DISCOUNT(2)           COMPANY(3)
- ---------------------------------------------------------------------------------------------------------------
Per share.............................................        $                 $                     $
- ---------------------------------------------------------------------------------------------------------------
Total(4)..............................................        $                 $                     $
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------



(1) Plus accrued distributions, if any, from the date of original issue.

(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $         .
(4) The Company has granted to the several Underwriters an option for 30 days to
    purchase up to an additional          Series B Preferred Shares solely to
    cover over-allotments, if any. If all of such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."
                            ------------------------


    The Series B Preferred Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates evidencing the Series B
Preferred Shares will be made in New York, New York on or about September   ,
1996.

                            ------------------------

MERRILL LYNCH & CO.

                DEAN WITTER REYNOLDS INC.


                               PAINEWEBBER INCORPORATED


                                            PRUDENTIAL SECURITIES INCORPORATED


                                                      SMITH BARNEY INC.

                            ------------------------
          The date of this Prospectus Supplement is            , 1996.

A graphical presentation of the location of the Company's regional malls on a map of the United States and a graphical presentation of the location of the Company's community centers on a map of the United States. On each map, owned, managed and in development malls or centers, as the case may be, are each represented by a different symbol


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES B PREFERRED SHARES AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY


     The following Summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless indicated otherwise, the information contained in this Prospectus Supplement is presented as of June 30, 1996 and assumes that the Underwriters' over-allotment option is not exercised. All references to the "Company" in this Prospectus Supplement and the accompanying Prospectus include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise. Except as otherwise noted, statistical property information contained in this Prospectus Supplement and in the accompanying Prospectus is based upon the business and properties of the Partnerships (as defined below) on a combined basis, adjusted to give effect to the Merger and related transactions thereto (as defined below) as though it had occurred prior to the date or period of time to which such information relates. Historical financial information, unless expressly designated as pro forma financial information, has not been adjusted to give effect to the Merger and related transactions thereto.


                                  THE COMPANY


     The Company, a self-administered and self-managed real estate investment trust ("REIT"), through its subsidiary partnerships, Simon-DeBartolo Group, L.P. (the "Operating Partnership") and Simon Property Group, L.P. ("SPG, LP" and, together with the Operating Partnership, the "Partnerships"), is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. On August 9, 1996, the Company acquired the national shopping center business of DeBartolo Realty Corporation ("DRC"), The Edward J. DeBartolo Corporation ("EJDC") and their affiliates as the result of the merger (the "Merger") of DRC with a subsidiary of the Company. As a result of the Merger, the Company expanded its portfolio by 61 properties and combined the management resources of the merged entities to create one of the most experienced management teams in the shopping center business. Management believes that as a result of the Merger, the Company's portfolio, as measured in gross leasable area ("GLA"), is the largest and most geographically diverse portfolio of any publicly traded REIT in North America. Management also believes that the Company is the largest, as measured by market capitalization, of any publicly traded real estate company in North America. Management further believes that the Company's relationships with tenants, access to capital markets and opportunities for economies of scale and operating efficiencies will be enhanced as a result of the Company's substantially increased portfolio size and market capitalization. In conjunction with the Merger, DRC was renamed SD Property Group, Inc. (the "Subsidiary") and is the managing general partner of the Operating Partnership. The Company is a general partner of the Operating Partnership and sole general partner of SPG, LP. As of September 17, 1996, 61.4% of the equity interest in the Operating Partnership was owned by the Company and 38.6% was owned by certain limited partners of the Operating Partnership, including the Simons (as defined below), certain members of the DeBartolo family, including certain affiliates and trusts and estates established for their benefit (collectively, the "DeBartolos"), and other limited partners.



     In addition, SPG, LP holds substantially all of the economic interest in, and Melvin Simon, Herbert Simon, David Simon and certain of their affiliates, including certain other Simon family members and estates, trusts and other entities established for their benefit (collectively, the "Simons") or their affiliates hold the voting stock of, M.S. Management Associates, Inc. (the "SPG Management Company"), which manages regional malls and community shopping centers not wholly owned by the Partnerships and certain other properties and also engages in certain property development activities. The Operating Partnership holds substantially all of the economic interest in, and the SPG Management Company holds substantially all of the voting stock of, DeBartolo Properties Management, Inc. (the "DRC Management Company"), which provides architectural, design, construction and other services to substantially all of the Portfolio Properties (as defined below) owned by the Operating Partnership, as well as certain other regional malls and community shopping centers owned by third parties.

     The Company owns or holds interests in a diversified portfolio of 183 income producing properties (the "Portfolio Properties"), including 111 super-regional and regional malls, 66 community shopping centers, two specialty retail centers and four mixed-use properties located in 32 states. The Portfolio Properties contain an aggregate of approximately 110 million square feet of GLA, of which approximately 65 million square feet is GLA owned by the Company ("Owned GLA"). More than 3,600 different retailers occupy approximately 12,000 stores in the Portfolio Properties. Total estimated retail sales at the Portfolio Properties approached $16.0 billion in fiscal 1995. In addition, the Company has interests in eight properties under construction in the United States aggregating an additional 7.0 million square feet of GLA, and owns land held for future development. The Operating Partnership, together with the SPG Management Company and its affiliated management companies, manage over 127 million square feet of GLA of retail and mixed-use properties.



                        SUMMARY OF PORTFOLIO PROPERTIES

                       (IN THOUSANDS, EXCEPT PERCENTAGES)


     The following table summarizes on a combined basis, as of June 30, 1996, certain information with respect to the Portfolio Properties, in total and by type of shopping center and retailer:



                                                             TOTAL
                                                             OWNED                        % OF OWNED
                                               GLA            GLA         % OF OWNED     GLA WHICH IS
           TYPE OF PROPERTY(1)              (SQ. FT.)      (SQ. FT.)        GLA(2)        LEASED(3)
- -----------------------------------------  -----------     ----------     ----------     ------------
Regional Malls(4)
  Mall Store.............................   32,255,514     32,255,514         49.4            83.2
  Freestanding...........................    1,251,647        599,826          0.9            93.6
                                           -----------     ----------        -----           -----
     Subtotal............................   33,507,161     32,855,340         50.3            83.4
                                           -----------     ----------        -----           -----
  Anchor.................................   59,280,749     20,025,108         30.6            96.9
                                           -----------     ----------        -----           -----
          Total..........................   92,787,910     52,880,448         80.9            88.5
Community Shopping Centers
  Mall Store.............................    3,882,220      3,801,130          5.9            90.3
  Freestanding...........................      768,648        284,809          0.4           100.0
  Anchor.................................   10,462,344      6,420,675          9.8            92.3
                                           -----------     ----------        -----           -----
          Total..........................   15,113,212     10,506,614         16.1            91.8
Office Portion of Mixed-Use Properties...    1,943,676      1,943,676          3.0            93.4
                                           -----------     ----------        -----           -----
          Total..........................  109,844,798     65,330,738        100.0            89.2
                                           ===========     ==========        =====           =====


- ---------------

(1) Here and elsewhere in this Prospectus Supplement, all of the GLA, Owned GLA, and base rent is reported for each Portfolio Property, even if the Company has less than a 100% ownership interest in the Portfolio Property.



(2) Indicates the percentage of total Owned GLA represented by each category of space.



(3) Includes, here and elsewhere in this Prospectus Supplement, space for which, a lease has been executed, whether or not the space was then occupied. The table under "Additional Information" in this Prospectus Supplement indicates vacant anchor space as of June 30, 1996.



(4) Includes two specialty retail centers and retail space at four mixed-use properties.

                                  THE OFFERING



Securities Offered.........       Series B Preferred Shares (     Series B
                             Preferred Shares if the Underwriters'
                             over-allotment option is exercised in full).
                             Application has been made to list the Series B Preferred Shares on the NYSE, subject to official notice of issuance, with trading expected to commence within a 30-day period after the initial delivery of the Series B Preferred Shares.



Use of Proceeds............  The net proceeds to the Company from the Offering,
                             approximately $     million (approximately $
                             million if the Underwriters' overallotment option is exercised in full) will be used to repay $ million of outstanding mortgage indebtedness and
                             $     million under its current revolving credit
                             facilities.



Ranking....................  With respect to the payment of distributions and amounts upon liquidation, the Series B Preferred Shares offered hereby will rank pari passu with any other preferred shares which are not by their terms subordinated to the Series B Preferred Shares, including the Company's Series A preferred stock, par value $.0001 per share (the "Series A Preferred Shares") and will rank senior to the Common Stock and any other equity securities of the Company which by their terms rank junior to the Series B Preferred Shares. See "Description of Series B Preferred Shares."



Distributions..............  Distributions on the Series B Preferred Shares
                             offered hereby are cumulative from the date of issue and are payable quarterly on or about the
                             last day of           ,           ,           , and
                                       of each year, commencing on             ,
                             1996, at the rate of   % of the liquidation
                             preference per annum. Distributions on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared.



Liquidation Rights.........  The Series B Preferred Shares will have a liquidation preference of $25.00 per Series B Preferred Share, plus an amount equal to accrued and unpaid distributions. See "Description of Series B Preferred Shares -- Liquidation Rights."



Redemption.................  The Series B Preferred Shares are not redeemable
                             prior to             . On and after             ,
                             the Series B Preferred Shares will be redeemable for cash at the option of the Company, in whole or
                             in part, at $     per share, plus distributions
                             accrued and unpaid to the redemption date. The redemption price (other than the portion thereof consisting to accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of the Company which may include other series of preferred shares, and from no other source. See "Description of Series B Preferred Shares -- Redemption."



Voting Rights..............  If distributions on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of Series B Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors to serve on the Board of Directors of the Company until all distribution arrearages have been paid. See "Description of Series B Preferred
                             Shares -- Voting Rights."


Conversion.................  The Series B Preferred Shares are not convertible or exchangeable for any other property or securities of the Company.

                                  THE COMPANY


     The Company, a self-administered and self-managed REIT, through the Partnerships, is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. On August 9, 1996, the Company acquired the national shopping center business of DRC, EJDC and their affiliates as the result of the merger of DRC with a subsidiary of the Company. As a result of the Merger, the Company expanded its portfolio by 61 properties and combined the management resources of the merged entities to create one of the most experienced management teams in the shopping center business. Management believes that as a result of the Merger, the Company's portfolio, as measured in GLA, is the largest and most geographically diverse portfolio of any publicly traded REIT in North America. Management also believes that the Company is the largest, as measured by market capitalization, of any publicly traded real estate company in North America. Management further believes that the Company's relationships with tenants, access to capital markets and opportunities for economies of scale and operating efficiencies will be enhanced as a result of the Company's substantially increased portfolio size and market capitalization. In conjunction with the Merger, DRC was renamed SD Property Group, Inc. and is the managing general partner of the Operating Partnership. The Company is a general partner of the Operating Partnership and sole general partner of SPG, LP. As of September 17, 1996, 61.4% of the equity interest in the Operating Partnership was owned by the Company and 38.6% was owned by certain limited partners of the Operating Partnership, including the Simons, the DeBartolos and other limited partners.



     In addition, SPG, LP holds substantially all of the economic interest in, and the Simons or their affiliates hold the voting stock of, the SPG Management Company, which manages regional malls and community shopping centers not wholly owned by the Partnerships and certain other properties and also engages in certain property development activities. The Operating Partnership holds substantially all of the economic interest in, and the SPG Management Company holds substantially all of the voting stock of, the DRC Management Company, which provides architectural, design, construction and other services to substantially all of the Portfolio Properties owned by the Operating Partnership, as well as certain other regional malls and community shopping centers owned by third parties.

     The following chart depicts the organizational and ownership structure of the Company and certain affiliates:



                  STRUCTURE OF THE SIMON DEBARTOLO GROUP, INC.



     The information provided in these notes gives effect to the Merger and related transactions thereto as if they occurred on March 31, 1996.


     (1) The Simons will own less than 1% of the outstanding shares of common stock of the Company and all of the Class B common stock of the Company.


     (2) The DeBartolos will own less than 1% of the outstanding common stock of the Company and all of the Class C common stock of the Company.


     (3) The Company will own over 99.9% of the common stock of SD Property Group, Inc. and, both directly and indirectly through its ownership of the SD Property Group, Inc., will own a 61.4% interest in the Operating Partnership and, as general partner, will own 1% of the units of limited partnership in SPG, LP (the "SPG Units") and a 49.5% interest in the capital of SPG, LP.


     (4) The former limited partners of the Partnerships as a group (including the Simons and the DeBartolos) will own a 38.6% beneficial interest in the Operating Partnership and the SPG, LP, of which the Simons will own 21.7% and the DeBartolos will own 14.2%.


     (5) The Operating Partnership will own a 49.5% special limited partnership interest in, and an additional 49.5% interest in the profits of, SPG, LP.


     (6) Properties owned by the Operating Partnership will be held as they were held in the pre-Merger structure. Later acquired properties will be held by, and future operations will be conducted through, the Operating Partnership. Until transferred to the Operating Partnership (assuming all necessary consents can be obtained), properties owned by SPG, LP will continue to be owned by SPG, LP.

DIVERSIFIED PORTFOLIO



     Management believes that the Portfolio Properties are the largest, as measured in GLA, of any publicly traded REIT, with more regional malls than any other publicly traded REIT. Management believes that the geographic diversification of the Portfolio Properties should mitigate the effects of regional economic conditions and local factors, and that the diversified types of properties should reduce the impact of economic factors that may affect the retailers in any particular type of property. In addition, management believes that the large size of the portfolio should mitigate the effects of any other factors that may affect a limited group of shopping centers.



     The Company owns or holds interests in a diversified portfolio of 183 income producing Portfolio Properties, including 111 super-regional and regional malls, 66 community shopping centers, two specialty retail centers and owns four mixed-use properties located in 32 states. The Portfolio Properties contain an aggregate of approximately 110 million square feet of GLA, of which approximately 66 million square feet is GLA owned by the Company. In addition, the Company has interests in eight properties under construction in the United States, and owns land held for future development. The Operating Partnership, together with the SPG Management Company and its affiliated management companies, manage over 127 million square feet of GLA of retail and mixed-use properties. As of June 30, 1996, no single Portfolio Property accounted for more than 1.4% of GLA or 3.5% of the Company's pro forma gross revenues for the six months ended June 30, 1996.



     The diversity of property type and market also provides the Company with a broad spectrum of tenant relationships, ranging from in-line specialty shops to full service department stores; and from value retailers to high end fashion merchants. More than 3,600 retailers occupy approximately 12,000 stores in the Portfolio Properties. Total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal 1995. Furthermore, no single retailer leases more than 10.9% of the Owned GLA in the income-producing properties or represents more than 7.7% of the annualized base rent from these properties.



     The Portfolio Properties include properties owned 100% by the Company (the "Wholly-Owned Properties"), and properties held as joint ventures (the "Joint Venture Properties"). Of the 183 Portfolio Properties, 140 are Wholly-Owned Properties, and 43 are Joint Venture Properties. The Operating Partnership manages the Wholly-Owned Properties and its affiliate, the SPG Management Company, manages all but two of the Joint Venture Properties.



COMPETITIVE POSITION



     The Company believes that it has a competitive advantage in the retail real estate business as a result of (i) its use of innovative retailing concepts,
(ii) the strength of its management and operational expertise, (iii) its extensive experience and relationship with retailers and lenders and (iv) the size and diversity of its portfolio of properties.



     The Company has employed many creative retailing concepts in the Portfolio Properties, such as the power center, which transformed the community shopping center through its high concentration of anchor stores; the specialty retail center, with many unique merchandising and entertainment attractions located in a distinctive marketplace or location; the selective addition to regional malls of value-oriented tenants; and the combination of traditional retail stores with entertainment and restaurant facilities.



     The Company's senior executives have been recognized leaders in the shopping center industry over the past three decades. The Company was among the first owners of shopping centers to integrate the full spectrum of services needed to manage, develop and acquire shopping centers, including leasing, development, management, marketing, research, budgeting, accounting, real estate tax management, collection, technical, architectural, construction, engineering, tenant coordination, legal and financial services. The depth and tenure of the Company's management has enabled it to develop a results-driven team that is encouraged to adopt innovative strategies and solutions to the operation of the Company's business.



     Management believes its experience and relationships with retailers of almost every type make the Company one of the few shopping center companies that, on a national scale, can develop, acquire, lease and manage virtually every kind of shopping center in both urban and suburban locations, from the community center to the super-regional mall, and from the high-fashion center to the value-oriented center. Management believes that such a wide spectrum of retail formats provides the Company with a competitive advantage which enables it to respond quickly and effectively to the changing requirements of the market.



     Management also believes that the size and diversity of its portfolio and operations enable the Company to realize significant economies of scale, provides operating and leasing leverage, and enable the Company to stay at the forefront of emerging retail trends.



OPERATING STRATEGY


     The Company's primary business objectives are to increase per share cash generated from operations and the value of the Company's properties and operations. The Company plans to achieve these objectives through a variety of methods discussed below, although no assurance can be made that such objectives will be achieved.


     Leasing. The Company pursues an active leasing strategy, which includes aggressively marketing available space; increasing occupancy; renewing leases at higher base rents per square foot; retenanting space occupied by underperforming tenants; and continuing to sign leases that provide for percentage rents and/or regular or periodic fixed contractual increases in base rents. Management believes that the Company's extensive relationship with national retail tenants provides an advantage in leasing space at the Portfolio Properties.



     Management. Drawing upon the expertise gained through management of over 127 million square feet of retail and mixed-use properties, the Company seeks to maximize cash flow through a combination of an active merchandising program to maintain its shopping centers as inviting shopping destinations, continuation of its successful efforts to minimize overhead and operating costs, coordinated marketing and promotional activities and systematic planning and monitoring of results.



     Renovation and Expansion. The Company has a number of renovation or expansion projects under construction or in the final stages of pre-construction development, including several existing Portfolio Properties which have significant expansion opportunities. The contemplated expansions would typically involve the addition of one or more anchor stores and/or additional mall store space. At each site where additional anchor space is contemplated, one or more retailers have expressed interest in occupying an anchor store in the expansion space. The Company's current and recently completed renovation and expansion projects are described under "Recent Developments."



     Development. The Company believes there will continue to be opportunities to develop regional malls and power centers in selected growing metropolitan markets. The Company intends to undertake such development on a selected basis, and believes that it will have a competitive advantage in doing so as a result of its extensive development expertise, the breadth and depth of its relationships with retailers and its access to capital. Since the 1960's, the Company has been among the most active developers, managers and redevelopers of shopping centers in the U.S. The Company's current development activities are described under "Recent Developments."



     Acquisitions. The Company intends selectively to acquire individual properties and portfolios of properties that meet its investment criteria as opportunities arise. The Company's management believes that consolidation is occurring within the shopping center industry, creating opportunities for the Company to acquire portfolios of shopping centers. The Company's management also believes that its extensive experience in the shopping center business, access to capital markets, familiarity with real estate markets and advanced management systems will allow it to evaluate, execute and integrate acquisitions competitively. Furthermore, management believes that the Company will be able to manage and operate acquired properties on a cost effective basis as a result of
(i) the scope of the Company's existing portfolio and (ii) the economies of scale of the regional mall business. Additionally, the Company may be able to acquire properties on a tax-advantaged basis for the transferors through the issuance of units of limited partnership in the Operating Partnership ("Units"). The Company may also be able to acquire properties through public or private debt or equity financings or through the issuance of Common Stock to transferors. The consent of the lenders under certain of the Company's long term debt agreements may be required in connection with substantial property acquisitions. See "Recent Developments."

FINANCING STRATEGY


     The Company seeks to maintain a well-balanced, conservative and flexible capital structure by: (i) targeting a ratio of debt to total market capitalization of approximately 50% or lower; (ii) managing and sequencing the maturity dates of its debt; (iii) borrowing primarily at fixed rates, and hedging floating rate indebtedness where appropriate; (iv) decreasing the proportion of borrowings done on a secured basis and increasing the amount of unencumbered cash flow and properties; (v) maintaining conservative debt service and fixed charge coverage ratios; (vi) pursuing liquidity and financial flexibility by maintaining cash reserves and substantial availability under its revolving credit facility; and (vii) as the Company's Funds From Operations ("FFO") grows, gradually reducing the payout ratio and retaining more FFO for capital needs. Management believes that these strategies have enabled and should continue to enable the Company to access the debt and equity capital markets for their long-term requirements such as debt refinancings and financing for development and acquisitions of additional properties and portfolios of properties. It is the Company's policy that Simon DeBartolo Group, Inc. shall not incur indebtedness other than short-term trade, employee compensation, distributions payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead by incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership, its subsidiaries and affiliates.


                              RECENT DEVELOPMENTS


THE MERGER



     On August 9, 1996, the Company acquired the national shopping center business of DRC as a result of the merger of DRC with a subsidiary of the Company. Pursuant to the Merger, outstanding shares of common stock of DRC, par value $0.01 per share were converted into the right to receive 0.68 share of common stock of the Company, and cash for any fractional shares. As a result, shareholders of DRC received approximately 37.9 million shares of common stock of the Company pursuant to the Merger. Management believes that as a result of the Merger, the Company's portfolio, as measured in GLA, is the largest and most geographically diverse of any publicly traded REIT in North America. Management also believes that the Company is the largest, as measured by market capitalization, of any publicly traded real estate company in North America.


ACQUISITIONS, DEVELOPMENT AND EXPANSION


     Since December 1994, the Company has continued to acquire, develop, expand and renovate its portfolio. Such projects have historically been, and the Company expects that in the future they will continue to be, financed principally with existing corporate credit facilities, equity financings and cash flow from operations.

Completed Acquisitions:



     The Company selectively acquires individual properties and portfolios of properties that meet its investment criteria as opportunities arise. Since December 1994 the Company and DRC have completed 14 acquisitions resulting in an addition of 11,749,619 square feet of GLA to the Portfolio Properties. The table below gives certain information regarding recently completed acquisitions.



                                                                             COMPANY'S                       PERCENT
                                                                            % INTEREST                      LEASED(1)
                                                                               AS OF                          AS OF
                                              DATE OF        % INTEREST      JUNE 30,         TOTAL GLA     JUNE 30,
       NAME              LOCATION           COMPLETION        ACQUIRED         1996           (SQ. FT.)       1996
- ------------------   -----------------   -----------------   ----------    -------------      ---------    -----------
Independence         Independence, MO    December, 1994          100%            100%         1,033,566        77.3%
  Center
Orange Park Mall     Jacksonville, FL    December, 1994          100%            100%           850,963        90.1%
University Mall      Pensacola, FL       December, 1994          100%            100%           712,013        82.0%
Broadway Square      Tyler, TX           December, 1994          100%            100%           573,142        93.7%
White Oaks Mall      Springfield, IL     February, 1995           50%             77%           903,839        94.4%
Miami                Miami, FL           July, 1995,            22.8%             60%           972,281        95.7%
  International                          March, 1996
  Mall
University Center    South Bend, IN      July, 1995               10%             60%           150,533        97.8%
University Park      South Bend, IN      July, 1995               10%             60%           870,002        95.6%
  Mall
Crossroads Mall      Omaha, NE           August, 1995             50%            100%           884,356        91.8%
East Towne Mall      Knoxville, TN       September, 1995          50%            100%           977,042        79.7%
Smith Haven Mall     Lake Grove, NY      December, 1995           25%             25%         1,348,232        84.9%
Biltmore Square      Asheville, NC       January, 1996            33%             67%           495,419        77.3%
Chesapeake Square    Chesapeake, VA      January, 1996            25%             75%           704,785        79.9%
Ross Park Mall       Pittsburgh, PA      April, 1996              39%             89%(2)      1,273,446        93.1%
                                                                                              ---------


- ---------------

(1) Represents the percentage of Owned GLA leased.



(2) The Company receives 100% of the economic ownership interest in the property and has exercised its option to acquire the remaining 11% of the ownership effective January 1997.

Completed Developments and New Developments under Construction:



     The Company continues to develop regional malls, power centers and specialty centers in selected growing metropolitan markets. The Company undertakes such development on a selected basis and believes that it has a competitive advantage in doing so as a result of its development expertise, the breadth and depth of its relationships with retailers and its access to capital. The table below gives certain information regarding recently completed developments and new developments under construction.



                                                                                                      PERCENT
                                                                                                     LEASED(1)
                                                                                                       AS OF
   ACTUAL OR EXPECTED                                                  COMPANY'S       TOTAL GLA     JUNE 30,
   DATE OF COMPLETION              NAME               LOCATION        % INTEREST       (SQ. FT.)       1996
- -------------------------  ---------------------  -----------------  -------------     ---------   -------------
Completed Developments:
September, 1995..          Circle Centre          Indianapolis, IN          15%          790,476        94.3%
September, 1995..          Seminole Towne Center  Sanford, FL               45%        1,137,374        85.2%
October, 1995............  Lakeline Mall          North Austin, TX          50%        1,109,324        88.9%
July, 1996...............  Cottonwood Mall        Albuquerque, NM          100%        1,035,000        87.4%(2)
                                                                                       ---------
                                                                         Total         4,072,174
New Developments Under Construction:
4th Qtr. 1996              Ontario Mills          Ontario, CA               25%        1,400,000         N/A
4th Qtr. 1996              Indian River Mall      Vero Beach, FL            50%          754,000         N/A
4th Qtr. 1996              Tower Shops at         Las Vegas, NV             50%           80,000         N/A
                           Stratosphere
1st Qtr. 1997              Indian River Commons   Vero Beach, FL            50%          265,000         N/A
3rd Qtr. 1997              The Source             Long Island, NY           50%          730,000         N/A
4th Qtr. 1997              Arizona Mills          Tempe, AZ                 25%        1,225,000         N/A
4th Qtr. 1997              Grapevine Mills        Grapevine, TX           37.5%        1,450,000         N/A
                                                                                       ---------
                                                                         Total         5,904,000


- ---------------

(1) Represents the percentage of Owned GLA leased.



(2) Percent leased as of opening on July 31, 1996.

Expansions and Renovations



     The Company has recently completed several expansions or renovations of Portfolio Properties and has a number of projects under construction or in the final stages of pre-construction development, including several existing Portfolio Properties which have significant expansion opportunities. Such projects typically involve the addition of one of more anchor stores and/or additional mall space. The table below gives certain information regarding recently completed expansions or renovations and expansions or renovations projects currently under construction.



                                                                                        PERCENT LEASED(1)
    ACTUAL OR EXPECTED                                                                    AS OF JUNE 30,
    DATE OF COMPLETION                       NAME                      LOCATION                1996
- ---------------------------    --------------------------------    -----------------    ------------------
Completed Expansions and Renovations:
August, 1995                   Biltmore Square                     Asheville, NC                93.6%
November, 1995                 Tippecanoe Mall                     Lafayette, IN                80.7%
November, 1995                 Ingram Park Mall                    San Antonio, TX              89.2%
November, 1995                 Barton Creek Square                 Austin, TX                   87.2%
November, 1995                 Cheltenham Square                   Philadelphia, PA             94.4%
November, 1995                 Bay Park Square                     Green Bay, WI                87.3%
November, 1995                 Coral Square                        Coral Springs, FL            86.2%
November, 1995                 Lima Mall                           Lima, OH                     93.6%
November, 1995                 Glen Burnie Mall                    Glen Burnie, MD              89.9%



Expansions and Renovations Currently Under Construction:



October, 1996                  University Park Mall                South Bend, IN               95.6%
November, 1996                 Summit Mall                         Akron, OH                    80.7%
November, 1996                 College Mall                        Bloomington, IN              86.3%
November, 1996                 Greenwood Plus                      Greenwood, IN               100.0%
November, 1996                 Lafayette Square                    Indianapolis, IN             85.3%
March, 1997                    Chautauqua Mall                     Lakewood, NY                 65.8%
May, 1997                      Tippecanoe Plaza                    Lafayette, IN               100.0%
September, 1997                Muncie Mall                         Muncie, IN                   89.1%
September, 1997                Forum Shops at                      Las Vegas, NV                95.9%
                               Caesars
September, 1997                Aventura Mall                       Miami, FL                    96.6%
Fall, 1998                     Florida Mall                        Orlando, FL                  98.8%


- ---------------

(1) Represents the percentage of Owned GLA leased.



     Pre-construction development continues on a number of project expansions, renovations and anchor additions at over 50 properties, including significant activity properties such as Irving Mall in Irving, Texas; La Plaza in McAllen, Texas; North East Mall in Hurst, Texas; Prien Lake Mall in Lake Charles, Louisiana; Southern Park Mall in Youngstown, Ohio; University Mall in Pensacola, Florida; Mission Viejo Mall in Mission Viejo, California; and Northgate Mall in Seattle, Washington. The Company expects to commence construction on many of these projects in the next 12 to 24 months.



FINANCINGS AND INDEBTEDNESS



     On April 19, 1995, the Company completed an offering of 6,000,000 shares of common stock, and on May 10, 1995 the underwriters exercised a portion of the over-allotment option granted them in connection with that offering aggregating 241,845 shares generating net proceeds of $142 million. These proceeds were used to repay a term loan and pay down amounts outstanding on an unsecured revolving credit facility.

     On October 27, 1995, the Company completed a $100 million private equity placement of 4,000,000 shares of Series A convertible preferred stock (the "Series A Preferred Shares") with Algemeen Burgerlijk Pensioenfonds ("ABP"). The holder of the Series A Preferred Shares votes with the holders of the Company's common stock on all matters. The Company contributed the proceeds of this private equity placement to SPG, LP, in exchange for preferred units in SPG, LP which are entitled to preferential distributions equal to the dividends paid on the Series A Preferred Shares held by ABP.



     On September 6, 1996, the Operating Partnership filed a shelf registration statement with the Securities and Exchange Commission to provide for the offering, from time to time, of up to $750 million aggregate principal amount of unsecured debt securities of the Operating Partnership. Upon effectiveness of this shelf registration statement the Company intends to cause SPG, LP to withdraw its current shelf registration statement, which provides for the offering, from time to time, by SPG, LP of unsecured debt securities.



     On September 10, 1996, the Company retired the DRC secured line of credit, which bore interest at LIBOR plus 175 basis points, with proceeds from the Company's unsecured credit facilities, which bear interest at LIBOR plus 132.5 basis points.



     As of September 17, 1996, the Company, through SPG, LP, had two outstanding unsecured credit facilities, with outstanding borrowings of $423 million. The Company has a commitment to consolidate such credit facilities into one single, $750 million, unsecured, three-year credit facility of the Operating Partnership, which will initially bear interest at LIBOR plus 110 basis points.

This consolidation is expected to close by the end of September, 1996.

     As of June 30, 1996, the Company had consolidated debt on a pro forma basis of $3,462.6 million (including $140.2 million applicable to minority interests) and the Company's allocable share of unconsolidated debt of the Joint Venture Properties was $370.8 million. Scheduled maturities of this debt for periods reflected are as follows:



                                                                    ALLOCABLE SHARE
                                               CONSOLIDATED         OF JOINT VENTURE
              YEAR OF MATURITY                   DEBT(1)                  DEBT             TOTAL DEBT
    -------------------------------------  --------------------     ----------------     --------------
                                                                  (IN THOUSANDS)
    1996 (7/1 to 12/31)..................       $  135,182(2)           $  3,041           $  138,223
    1997.................................           30,000                 3,669               33,669
    1998.................................          604,179(3)             70,833              675,012
    1999.................................          268,672                40,615              309,287
    2000.................................          326,249                55,490              381,739
    2001.................................          659,328                    --              659,328
    2002.................................          462,542                26,282              488,824
    2003.................................          348,519                71,488              420,007
    2004.................................          188,489                    --              188,489
    2005.................................           95,250                61,635              156,885
    2006.................................                0                37,750               37,750
    Thereafter...........................          339,644                    --              339,644
                                                ----------              --------           ----------
         Subtotals.......................        3,458,054               370,803            3,828,857
    Other(4).............................            4,593                    --                4,593
                                                ----------              --------           ----------
              Totals.....................        3,462,647               370,803            3,833,450


- ---------------

(1) This table reflects that the proceeds of the Series B Preferred Shares offered hereby are expected to retire $65,600 maturing in 1996, $77,200 maturing in 1997 and $50,200 maturing in 1998.



(2) $72,103 has already been extended for up to three years and $63,079 has received a commitment to be extended for up to three years.



(3) Includes $322,800 outstanding on the Credit Facilities.



(4) Amount reflects the adjustment of DRC's indebtedness to fair market value. See "Pro Forma Combined Condensed Financial Information."

                                USE OF PROCEEDS


     The net proceeds from the sale of the Series B Preferred Shares offered hereby, after deducting total expenses of $7 million, are estimated to be approximately $193 million (approximately $222 million if the Underwriters' over-allotment option is exercised in full). The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Series B Preferred
Shares to the Operating Partnership in exchange for      % Series B Preferred
Units in the Operating Partnership, the economic terms of which will be substantially identical to the Series B Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series B Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series B Preferred Shares) prior to any distribution of cash or assets to the holders of Units or to the holders of any other interests in the Operating Partnership, except for any other series or preference units ranking on a parity with the Series B Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT. The Operating Partnership intends to use substantially all of the proceeds of the Offering to repay existing mortgage indebtedness of approximately $142.8 million, and to contribute the remainder to SPG, LP to reduce the amount outstanding under SPG, LP's credit facilities by approximately $50.2 million. Proceeds from the exercise of the Underwriters' over-allotment option, if any, will be used to reduce outstanding indebtedness under the Company's credit facilities. Pending such use, the net proceeds may be invested in short-term income producing investments such as commercial paper, government securities or money market funds that invest in government securities. On June 30, 1996, the weighted average interest rate on the interim indebtedness expected to be repaid with the aggregate net proceeds of the Offering and the weighted average maturity of such indebtedness on a pro forma basis, were 7.13% and 1.29 years, respectively.

                                 CAPITALIZATION


     The following table sets forth the historical capitalization of the Company and DRC and their subsidiaries as of June 30, 1996, and the capitalization of the Company and its subsidiaries, as adjusted to give effect to the Merger and related transactions thereto, and as further adjusted to give effect to the Merger and related transactions thereto and the issuance of the Series B Preferred Shares and the anticipated use of the proceeds thereof as described under "Use of Proceeds" (the "Offering"):



                                                        HISTORICAL
                                                     -----------------                     AS FURTHER
                                                      SPG        DRC       AS ADJUSTED      ADJUSTED
                                                     ------     ------     -----------     ----------
                                                                      (IN MILLIONS)
Debt
  Mortgage Debt....................................  $1,868     $1,418       $ 3,290         $3,147
  Credit Facilities................................     311         62           373            323
                                                     ------     ------        ------         ------
          Total Debt...............................   2,179      1,480         3,663          3,470
                                                     ------     ------        ------         ------
Limited Partners' Interest in the Partnerships.....      69         (2)          643            643
Shareholders' Equity
  Series A Preferred Shares, 4,000,000 shares
     authorized, issued and outstanding(1).........     100         --           100            100
  Series B Preferred Shares........................      --         --            --            193
  Common Stock, $.0001 par value, 396,000,000
     shares authorized(2)..........................      --          1            --             --
  Capital in excess of par value of Common Stock...     269         --         1,185          1,185
  Accumulated deficit..............................    (162)        (4)         (162)          (162)
  Unamortized Restricted Stock Award...............      (6)        --            (6)            (6)
                                                     ------     ------        ------         ------
          Total Shareholders' Equity...............     201         (3)        1,117          1,310
                                                     ------     ------        ------         ------
     Total Capitalization..........................  $2,449     $1,475       $ 5,423         $5,423
                                                     ------     ------        ------         ------


- ---------------

(1) The Company is entitled to preferred distributions from SPG, LP equal to the dividends paid by the Company on the Series A Preferred Shares.



(2) Shares issued and outstanding (i) on a historical basis are 58,560,725 and
    (ii) on an as further adjusted basis to reflect the Merger and related transactions thereto and the Offering are 96,444,745.

                     SELECTED FINANCIAL AND OPERATING DATA


     The following tables set forth certain selected financial and operating data on a historical basis for the Company and for Simon Property Group (the "Predecessor") and pro forma historical financial data of the Company, for the respective periods presented. The historical financial information should be read in conjunction with the financial statements and notes thereto included in or incorporated by reference into the accompanying Prospectus. The pro forma combined balance sheet data as of June 30, 1996 is presented as if the Offering and the Merger and related transactions thereto had occurred on June 30, 1996. The unaudited pro forma combined operating data for the six month period ended June 30, 1996 and the year ended December 31, 1995 are presented as if the Offering and the Merger and related transactions thereto had occurred as of January 1, 1995 and were carried forward through June 30, 1996. The pro forma financial information does not purport to represent what the actual financial position or results of operation would have been as of the period or for the periods indicated, nor does it purport to represent any future financial position or results of operations for any future period. The pro forma financial information should be read in conjunction with the financial statements and notes thereto included in or incorporated by reference into the accompanying Prospectus.


                                                                             THE COMPANY
                                 ---------------------------------------------------------------------------------------------------
                                                                                                                         FOR THE
                                                                                                                       PERIOD FROM
                                       SIX MONTHS ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,             DECEMBER 20 TO
                                 -------------------------------------   ------------------------------------------    DECEMBER 31,
                                 PRO FORMA                               PRO FORMA                                    --------------
                                    1996          1996         1995         1995           1995            1994            1993
                                 ----------    ----------   ----------   ----------   --------------   ------------   --------------
                                              (IN THOUSANDS EXCEPT PER SHARE DATA, PORTFOLIO PROPERTY DATA AND RATIOS.)
OPERATING DATA:
Total Revenue..................  $  461,536    $  283,204   $  260,255   $  889,714     $  553,657      $  473,676      $   18,424
 Expenses:
   Operating Expenses..........     169,257       107,773      100,078      318,280        209,782         183,433           4,095
   Depreciation and
     Amortization..............      89,244        51,307       43,197      162,353         92,739          75,945           2,051
   Interest Expense(1).........     127,544        79,134       75,657      241,288        150,224         150,164           3,548
 Income (Loss) before
   Extraordinary Items.........      86,212        47,800       45,735      183,740        101,505          60,308           8,707
 Net Income (Loss).............  $   57,928    $   30,628   $   26,594   $  118,927     $   59,271      $   23,377      $  (11,366)
Preferred Dividends............      12,937         4,062           --       19,240          1,490              --              --
Net Income (Loss) available to
 common shareholders...........      44,991        26,566       26,594       99,687         57,781          23,377         (11,366)
 Net Income per share before
   extraordinary items.........  $     0.47    $     0.45   $     0.51   $     1.07     $     1.08      $     0.71      $     0.11
 Net Income per share(2).......  $     0.47    $     0.45   $     0.51   $     1.07     $     1.04      $     0.50      $    (0.28)
 Distributions per common
   share.......................  $     0.99    $     0.99   $     0.95   $     1.97     $     1.97      $     1.90              --
 Weighted average shares
   outstanding.................      96,356        58,471       52,536       93,197         55,312          47,012          40,950
BALANCE SHEET DATA:
 Investment in Real Estate,
   net.........................  $5,211,194(3) $2,154,506   $1,872,165          N/A     $2,009,344      $1,829,111      $1,350,360
 Cash and cash equivalents.....      77,094        65,556       79,827          N/A         62,721         105,139         110,625
 Total Assets..................   5,714,664     2,679,076    2,286,907          N/A      2,556,436       2,316,860       1,793,654
 Total Debt(4).................   3,469,647     2,178,539    1,825,453          N/A      1,980,759       1,938,091       1,455,884
 Shareholders' Equity and
   Owner's (Deficit)...........  $1,309,769    $  201,160   $  149,368          N/A     $  232,946      $   57,307      $   29,521
OTHER DATA:
 Cash flow provided by
   (used in):
   Operating activities........  $  168,830    $   90,634   $   80,830   $  303,236     $  194,336      $  128,023             N/A
   Investing activities........    (128,243)      (70,010)     (28,495)    (306,421)      (222,679)       (266,772)            N/A
   Financing activities........     (65,517)      (17,789)     (77,647)     (88,481)       (14,075)        133,263             N/A
 Restated Funds from Operations
   (FFO) of Partnerships(5)....     169,954        99,212       87,795      338,992        197,909         167,761             N/A
 Restated FFO allocable to the
   Company(5)..................  $  104,352    $   60,619   $   51,357   $  205,429     $  119,339      $   92,604             N/A
                                 ----------    ----------   ----------   ----------     ----------      ----------      ----------

                                              PREDECESSOR
                                 --------------------------------------

                                   FOR THE
                                 PERIOD FROM
                                 JANUARY 1 TO         YEAR ENDED
                                 DECEMBER 19,        DECEMBER 31,
                                 ------------   -----------------------
                                     1993          1992         1991
                                 ------------   ----------   ----------

OPERATING DATA:
Total Revenue..................    $405,869     $  400,852   $  378,029
 Expenses:
   Operating Expenses..........     175,801        176,682      173,923
   Depreciation and
     Amortization..............      60,243         58,104       56,033
   Interest Expense(1).........     156,909        178,075      159,798
 Income (Loss) before
   Extraordinary Items.........       6,912        (11,692)     (15,865)
 Net Income (Loss).............    $ 33,101     $  (11,692)  $  (15,865)
Preferred Dividends............          --             --           --
Net Income (Loss) available to
 common shareholders...........      33,101        (11,692)     (15,865)
 Net Income per share before
   extraordinary items.........         N/A            N/A          N/A
 Net Income per share(2).......         N/A            N/A          N/A
 Distributions per common
   share.......................         N/A            N/A          N/A
 Weighted average shares
   outstanding.................         N/A            N/A          N/A
BALANCE SHEET DATA:
 Investment in Real Estate,
   net.........................         N/A     $1,156,009   $1,143,050
 Cash and cash equivalents.....         N/A         42,682       31,840
 Total Assets..................         N/A      1,494,289    1,432,028
 Total Debt(4).................         N/A      1,711,778    1,548,292
 Shareholders' Equity and
   Owner's (Deficit)...........         N/A     $ (565,566)  $ (418,697)
OTHER DATA:
 Cash flow provided by
   (used in):
   Operating activities........         N/A            N/A          N/A
   Investing activities........         N/A            N/A          N/A
   Financing activities........         N/A            N/A          N/A
 Restated Funds from Operations
   (FFO) of Partnerships(5)....         N/A            N/A          N/A
 Restated FFO allocable to the
   Company(5)..................         N/A            N/A          N/A
                                 ----------
Ratio of EBITDA after minority
 interest to interest
 expense(6)(9).................       2.47x         2.35x        2.23x        2.49x          2.39x           2.36x             N/A
Ratio of EBITDA after minority
 interest to Fixed Charges and
 Preferred Stock
 Dividends(7)(9)...............       2.11x         2.03x        2.04x        2.15x          2.18x           2.18x             N/A
Ratio of Earnings to Fixed
 Charges and Preferred Stock
 Dividends or Coverage
 Deficit(8)(9).................       1.47x         1.47x        1.59x        1.66x          1.66x           1.43x           3.36x

Ratio of EBITDA after minority
 expense(6)(9).................          N/A           N/A          N/A
Ratio of EBITDA after minority
 interest to Fixed Charges and
 Preferred Stock
 Dividends(7)(9)...............          N/A           N/A          N/A
Ratio of Earnings to Fixed
 Charges and Preferred Stock
 Dividends or Coverage
 Deficit(8)(9).................        1.11x    $  (12,821)  $  (18,719)

 interest to interest

                                       SIX MONTHS ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                                 -------------------------------------   -----------------------------------------------------------
                                 PRO FORMA                               PRO FORMA
                                    1996          1996         1995         1995           1995            1994            1993
                                 ----------    ----------   ----------   ----------   --------------   ------------   --------------
                                 (IN THOUSANDS EXCEPT NUMBER OF PROPERTIES AND GLA)
PORTFOLIO DATA:
 Total EBITDA(9)...............  $  389,145    $  231,981   $  208,027   $  760,880     $  437,548      $  386,835      $  346,679
 EBITDA after minority
   interest(9).................     331,692       184,936      169,363      650,307        357,158         307,372         256,169
 Number of Properties at End of
   Period......................         183           122          119          184            122             119             114
 Total GLA at End of Period
   (thousands of square
   feet).......................     109,845        62,304       58,097      109,300         62,232          58,200          54,042


                                     1992          1991
                                 ------------   ----------

PORTFOLIO DATA:
 Total EBITDA(9)...............    $316,535     $  282,326
 EBITDA after minority
   interest(9).................     227,931        210,634
 Number of Properties at End of
   Period......................         110            108
 Total GLA at End of Period
   (thousands of square
   feet).......................      52,404         51,375


- ---------------

(1) Interest expense for the year ended December 31, 1994 includes $27.2 million of additional non-recurring contingent interest paid in connection with the refinancing of a Portfolio Property. The property lender was entitled to participate in the appreciated market value of the Portfolio Property upon refinancing. None of the other mortgages or debt instruments affecting the Portfolio Properties contain similar provisions and management does not presently expect to enter into financing arrangements with similar participation features in the future. Accordingly, management considers the payment made to the lender unusual in nature. As explained in footnote (5) below, unusual or extraordinary items are excluded for purposes of computing FFO. Accordingly, this item has been excluded from FFO in this table and elsewhere in this Prospectus Supplement.



(2) Per share data are reflected only for the periods from December 31, 1994 through June 30, 1996. Per share data are not relevant for the historical combined financial statements of the Predecessor since such financial statements are a combined presentation of partnerships and corporations.



(3) For pro forma purposes, the Company has combined investment in properties, partnerships and joint ventures. The Company has not completed the allocation of the purchase price between these categories.



(4) Historical debt of June 30, 1996 and 1995 and December 31, 1995 includes $1,867.5 million, $1,694.7 million and $1,784.8 million, respectively, of mortgage indebtedness and $311.0 million, $130.8 million and $196.0 million, respectively, outstanding under the Company's credit facilities, respectively.



(5) Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), means the consolidated net income of the Partnerships without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Partnerships', ownership interest, of FFO of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles. FFO for the pro forma periods presented is based on the pro forma combined net income of the Partnerships and for the historical periods presented is based on the net income of SPG, LP. Management believes that FFO is an important and widely used measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from the methods used by other REITs. FFO
    (i) does not represent cash flows from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity. In March 1995, NAREIT modified its definition of FFO. The modified definition provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income in arriving at FFO. The modified definition was adopted by the Company beginning in 1996. Additionally the FFO prior to 1996 was restated to reflect the new definition in order to make the amounts comparative.

    The following table reconciles pro forma combined net income of the Partnerships to pro forma FFO for the six months ended June 30, 1996 and for the year ended December 31, 1995:



                                                                FOR THE SIX
                                                                MONTHS ENDED       FOR THE YEAR
                                                                  JUNE 30,             ENDED
                                                                    1996         DECEMBER 31, 1995
                                                                ------------     -----------------
    Pro forma combined net income of the Partnerships before
      extraordinary items.....................................    $ 86,450           $ 184,216
      Plus:
         Depreciation and amortization less minority interests
           for consolidated properties plus the Partnerships'
           share from unconsolidated affiliates...............      96,679             176,238
      Less:
         Partnerships' share of gains on sales of assets......          --              (1,746)
         Preferred distributions..............................     (12,937)            (19,240)
                                                                   -------            --------
    Pro forma FFO of the Partnerships.........................    $170,192           $ 339,468
                                                                   =======            ========
    Pro forma FFO allocable to the Company....................    $104,498           $ 205,718
                                                                   =======            ========



(6) For purposes of computing the ratio of EBITDA after minority interest to interest expense, EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners. Interest expense includes the Company's pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.



(7) For purposes of computing the ratio of EBITDA after minority interest to fixed charges and preferred stock dividends, EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all properties after distribution to the third-party joint venture partners. Fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized and including the Company's pro rata share of joint venture interest expense, the interest component of rental expense and amortization of debt issuance costs, plus any dividends on outstanding preferred stock.



(8) For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs, plus any dividends on outstanding preferred stock.



(9) Total EBITDA represents earnings before interest, taxes, depreciation and amortization for all Portfolio Properties. EBITDA after minority interest represents earnings before interest, taxes, depreciation and amortization for all Portfolio Properties after distribution to the third-party joint venture partners. EBITDA (i) does not represent cash flow from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flows as a measure of liquidity. The Company's management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues and operating expenses, should be considered. The Company's method of calculating EBITDA may be different from the methods used by other REITs. The Company's weighted average share of the operating results for the six months ended June 30, 1996 and 1995 was 61.1% and 58.5%, respectively, and was 60.3%, 55.2% and 52.2% in 1995, 1994 and 1993, respectively. The Company's share of SPG, LP was 61.1% and 60.4% at June 30, 1996 and 1995, respectively, and was 61.0% and 56.4% at December 31, 1995 and 1994, respectively.

                            BUSINESS AND PROPERTIES

THE PORTFOLIO PROPERTIES


     Management believes that the Company's portfolio of properties is the largest (measured by GLA) and most geographically diverse of any publicly traded REIT and that the Company has interests in more regional malls than any other publicly traded REIT. Management also expects that geographic diversification should mitigate the effects of regional economic conditions and local factors, and that diversified types of Portfolio Properties will reduce the impact of economic factors that may affect the retailers in any particular type of Portfolio Property. In addition, management believes that the large size of the portfolio should mitigate the effects of any other factors that may affect a limited group of shopping centers.



     No single income-producing Portfolio Property accounted for more than 1.4% of GLA as of June 30, 1996 or for more than 3.5% of the Company's pro forma gross revenues for the six months ended June 30, 1996. No single retailer leased more than 10.9% of Owned GLA in the Portfolio Properties or represented more than 7.7% of the annualized base rent from these properties.



     The following table summarizes on a combined basis, as of June 30, 1996, certain information with respect to the Portfolio Properties, in total and by type of shopping center and retailer:



                                                             TOTAL
                                                             OWNED                        % OF OWNED
                                               GLA            GLA         % OF OWNED     GLA WHICH IS
           TYPE OF PROPERTY(1)              (SQ. FT.)      (SQ. FT.)        GLA(2)        LEASED(3)
- -----------------------------------------  -----------     ----------     ----------     ------------
Regional Malls(4)
  Mall Store.............................   32,255,514     32,255,514         49.4            83.2
  Freestanding...........................    1,251,647        599,826          0.9            93.6
                                           -----------     ----------        -----           -----
     Subtotal............................   33,507,161     32,855,340         50.3            83.4
                                           -----------     ----------        -----           -----
  Anchor.................................   59,280,749     20,025,108         30.6            96.9
                                           -----------     ----------        -----           -----
          Total..........................   92,787,910     52,880,448         80.9            88.5
Community Shopping Centers
  Mall Store.............................    3,882,220      3,801,130          5.9            90.3
  Freestanding...........................      768,648        284,809          0.4           100.0
  Anchor.................................   10,462,344      6,420,675          9.8            92.3
                                           -----------     ----------        -----           -----
          Total..........................   15,113,212     10,506,614         16.1            91.8
Office Portion of Mixed-Use Properties...    1,943,676      1,943,676          3.0            93.4
                                           -----------     ----------        -----           -----
          Total..........................  109,844,798     65,330,738        100.0            89.2
                                           ===========     ==========        =====           =====


- ---------------

(1) Here and elsewhere in this Prospectus Supplement, all of the GLA, Owned GLA, and base rent is reported for each Portfolio Property, even if the Company has less than a 100% ownership interest in the Portfolio Property.



(2) Indicates the percentage of total Owned GLA represented by each category of space.



(3) Includes, here and elsewhere in this Prospectus Supplement, space for which, a lease has been executed, whether or not the space was then occupied. The table under "Additional Information" in this Prospectus Supplement indicates vacant anchor space as of June 30, 1996.



(4) Includes two specialty retail centers and retail space at four mixed-use properties.


  Regional Malls


     Regional malls, specialty retail centers and the retail space at the mixed-use properties represented 84% of the Portfolio Properties' GLA, 81% of total Owned GLA and 85% of their total annualized base rent as of

June 30, 1996. They range in size from 208,000 to 1.5 million square feet of GLA, with 107 having more than 400,000 square feet. Overall, the malls contain over 10,300 tenants, including approximately 450 anchors. As of June 30, 1996, 83.4% of the total Owned GLA at the regional malls was leased, at an average annualized base rent of $20.18 per square foot. (Data for specialty retail centers and the retail space at mixed-use properties are also included, without further reference, in all data in this section concerning regional malls. This additional retail space represents approximately 2% of the GLA in the regional malls.)



     The following table sets forth selected data for the mall and freestanding stores at regional malls:



                                                           TOTAL          PERCENT
                                                          MALL AND          OF         AVERAGE BASE RENT
                                          NUMBER OF     FREESTANDING     OWNED GLA        PER LEASED
                  DATE                    PROPERTIES    (SQ. FT.)(1)     LEASED(2)      SQUARE FOOT(3)
- ----------------------------------------  ---------     ------------     ---------     -----------------
June 30, 1996...........................     117           32,855           83.4%           $ 20.18
June 30, 1995...........................     115           31,503           84.3              18.80
December 31, 1995.......................     118           33,208           85.5              19.18
December 31, 1994.......................     115           31,570           85.6              18.37
December 31, 1993.......................     110           29,905           85.9              17.70
December 31, 1992.......................     109           29,642           85.9              16.85


- ---------------

(1) In thousands.



(2) Occupancies for regional malls are generally lower in the initial part of the calendar year and higher in the latter part of the calendar year.



(3) Base rent does not include the effects of percentage rent or common area maintenance charges reimbursed by the tenants, nor does it consider the costs required to obtain new tenants.


  Lease Expirations


     The following table sets forth scheduled expirations during each of the next eleven years of leases for mall stores and freestanding stores at the Company's regional malls, assuming that none of the tenants exercises available renewal options:



                                                 APPROX. LEASED     AVG. BASE RENT PER     % OF TOTAL LEASED GLA
                               NO. OF LEASES      AREA IN SQ.         SQ. FT. UNDER           REPRESENTED BY
   YEAR ENDING DECEMBER 31       EXPIRING             FT.           EXPIRING LEASES(1)      EXPIRING LEASES(2)
- -----------------------------  -------------     --------------     ------------------     ---------------------
1996 (7/1-12/31).............        210              370,588             $21.70                     1.4%
1997.........................      1,138            2,474,960              19.11                     9.0
1998.........................      1,122            2,115,621              21.88                     7.7
1999.........................      1,027            2,243,284              21.85                     8.2
2000.........................      1,022            2,346,792              22.24                     8.6
2001.........................        922            2,329,297              20.41                     8.5
2002.........................        633            1,888,266              20.90                     6.9
2003.........................        698            1,941,386              22.42                     7.1
2004.........................        659            2,155,919              20.90                     7.9
2005.........................        639            2,209,795              20.15                     8.1
2006.........................        723            2,311,220              21.87                     8.4
                                   -----           ----------             ------                    ----
          Total..............      8,793           22,387,128             $21.15                    81.7%


- ---------------

(1) Represents the average base rent in effect on June 30, 1996 for those leases expiring for tenants paying base rent.



(2) Percentage of total leased Owned GLA of mall and freestanding stores in the regional malls as of June 30, 1996.

  Sales


     The following table sets forth for each of the last four years at regional malls, the total retail sales (in millions) during the given year or period for those tenants who are required to report sales:



                                                                                 ANNUAL PERCENTAGE
                            YEAR                          TOTAL TENANT SALES         INCREASE
    ----------------------------------------------------  ------------------     -----------------
    1/1/96 to 6/30/96...................................        $2,801                   7.8%
    1/1/95 to 6/30/95...................................         2,598                   N/A
    1995................................................         6,098                   0.7%
    1994................................................         6,053                   3.9
    1993................................................         5,827                   N/A


  Anchors


     As of June 30, 1996, almost all of the approximately 450 anchors in the Company's regional malls are department stores and most are national retailers. Anchors space represents 64% of the GLA in the Company's regional malls, and a majority own their stores, either in fee or subject to ground leases with the Company. All but seven anchor stores in the regional malls were occupied as of June 30, 1996.



     The following table sets forth, as of June 30, 1996, certain information with respect to the anchors whose stores in the aggregate have over 600,000 square feet of GLA in the regional malls:



                                                                       ANCHOR-OWNED       TOTAL GLA
                                       NUMBER OF     ANCHOR-LEASED       OR LAND-        OCCUPIED BY
                 ANCHOR                 STORES            GLA           LEASED GLA         ANCHOR
    ---------------------------------  ---------     -------------     -------------     -----------
    JC Penney Co., Inc. .............      86          7,094,185         5,254,480        12,348,665
    Sears, Roebuck & Co. ............      80          2,531,655         9,178,545        11,710,200
    Dillard's Dept. Stores...........      57            545,124         7,490,297         8,035,421
    Federated Department Stores......      40          2,657,585         4,072,995         6,730,580
    The May Dept. Stores Co. ........      34          1,045,065         3,924,161         4,969,226
    Montgomery Ward & Co., Inc. .....      33          1,131,838         3,426,491         4,558,329
    Dayton Hudson Corp. .............      17            348,226         1,313,628         1,661,854
    Nordstrom........................       4            459,820           219,415           679,235
    Belk Stores Group................       8            392,403           283,701           676,104


  Mall Stores and Freestanding Stores


     There are nearly 10,000 mall and freestanding stores in the regional malls. Substantially all of these stores lease space from the Company. Mall and freestanding stores represent approximately 32.9 million of the almost 52.9 million square feet of total Owned GLA of these properties, with no single mall or freestanding store or chain occupying more than 4.9% of the total Owned GLA in all Portfolio Properties or accounting for more than 9.9% of the total annualized base rent from these properties.

     The following table sets forth, as of June 30, 1996, certain information with respect to the ten mall and freestanding store tenants occupying the largest amounts of GLA paying the most annualized base rent in the regional malls:


                                                                                       % OF TOTAL
                                                                                       OWNED GLA
                                                  NUMBER OF         TOTAL GLA          LEASED BY
                      TENANT                    STORES LEASED     (SQUARE FEET)          TENANT
    ------------------------------------------  -------------     -------------     ----------------
    The Limited, Inc. ........................        474           3,223,147               4.9%
    F.W. Woolworth Co. .......................        424           1,418,147               2.2
    Melville Corp. ...........................        229             751,154               1.1
    United States Shoe Corporation............        155             576,022               0.9
    Petrie Stores Corp.(1)....................         86             457,795               0.7
    The Gap...................................         70             423,219               0.6
    Edison Brothers Stores, Inc.(1)...........        197             419,070               0.6
    United Artists Theatre Circuit, Inc. .....         16             403,407               0.6
    County Seat Stores, Inc. .................         96             389,439               0.6
    The Musicland Group, Inc. ................        110             380,675               0.6
                                                    -----           ---------             -----
              Total...........................      1,857           8,442,075              12.9%


- ---------------

(1) Tenant is currently operating under protection of Chapter 11 of the Bankruptcy Code.


  Community Shopping Centers


     The Company has interests in 66 income-producing community shopping centers, with an aggregate of over 15 million square feet of GLA. Community shopping centers represented 14% of the Portfolio Properties' GLA, 16% of the total Owned GLA and 10% of the total annualized base rent as of June 30, 1996. With the exception of four centers, the community shopping centers range in size from 88,000 to 650,000 square feet of GLA. Overall, they contain over 1,100 tenants, including over 190 anchors. As of June 30, 1996, 91.8% of the total Owned GLA in community shopping centers was leased at an average annualized base rent of $7.44 per square foot.



     The following table sets forth selected data for the community shopping centers.



                                                 TOTAL OWNED         PERCENT OF         AVERAGE BASE
                                  NUMBER OF        GLA(1)            OWNED GLA         RENT PER LEASED
                DATE              PROPERTIES    (SQUARE FEET)          LEASED          SQUARE FOOT(2)
    ----------------------------  ---------     -------------     ----------------     ---------------
    June 30, 1996...............      66            10,507               91.8%              $7.44
    June 30, 1995...............      66            10,511               93.7                7.22
    December 31, 1995...........      66            10,525               93.1                7.28
    December 31, 1994...........      66            10,530               93.7                7.12


- ---------------


(1) In thousands.



(2) Base rent does not include the effects of percentage rent or common area maintenance charges reimbursed by tenants, nor does it consider the costs required to obtain new tenants.

  Lease Expirations



     The following table sets forth scheduled expirations during each of the next eleven years of leases for all types of tenants at the Company's community shopping centers, assuming that none of the tenants exercises available renewal options:



                                                                       AVG. BASE RENT
                                                   APPROX. LEASED     PER SQ. FT. UNDER     % OF TOTAL LEASED
                                 NO. OF LEASES      AREA IN SQ.           EXPIRING          GLA REPRESENTED BY
    YEAR ENDING DECEMBER 31        EXPIRING             FT.               LEASES(1)         EXPIRING LEASES(2)
- -------------------------------  -------------     --------------     -----------------     ------------------
1996 (7/1-12/31)...............        15               101,073             $6.79                   1.0%
1997...........................       163               766,761              8.31                   7.9
1998...........................       166               557,281              9.75                   5.8
1999...........................       157               842,570              8.00                   8.7
2000...........................       140               790,426              7.99                   8.2
2001...........................       107               794,727              6.51                   8.2
2002...........................        40               378,710              7.84                   3.9
2003...........................        34               443,138              7.85                   4.6
2004...........................        29               300,671              8.20                   3.1
2005...........................        39               819,662              6.51                   8.5
2006...........................        24               702,294              6.37                   7.3
                                      ---             ---------             -----                 -----
          Total................       914             6,497,313             $7.61                  67.4%


- ---------------

(1) Represents the average base rent in effect on June 30, 1996 for those leases expiring for the tenants paying base rent.



(2) Percentage of total leased Owned GLA at community shopping centers as of June 30, 1996.



  Sales



     The following table sets forth, for each of the last four years, at community shopping centers, the total retail sales (in millions) during the given year or period for those tenants who are required to report such sales.



                                                                                 ANNUAL PERCENTAGE
                           YEAR                         TOTAL PROPERTY SALES         INCREASE
    --------------------------------------------------  --------------------     -----------------
    1/1/96 to 6/30/96.................................         $  600                   6.3%
    1/1/95 to 6/30/95.................................            640                   N/A
    1995..............................................          1,419                   0.0
    1994..............................................          1,419                   7.5
    1993..............................................          1,319                   N/A



  Tenants



     There are over 190 anchors in the community shopping centers, most of which occupy at least 15,000 square feet of space. Anchor space represents 69% of the GLA in these properties, and unlike in regional malls, most anchors lease their space from the Company. All but twelve of the anchor spaces in the community shopping centers are occupied as of June 30, 1996. No single anchor leases stores that in the aggregate constitute more than 12.4% of the total Owned GLA in the community shopping center portfolio and no anchor accounts for more than 7.6% of the total annualized base rent from these properties.



     There are nearly 1,000 mall and freestanding tenants in the community shopping centers. Substantially all of these stores lease space from the Company. Mall and freestanding store space represents approximately 4.1 million of the 10.5 million square feet of Owned GLA of these properties. No single mall and freestanding store or chain occupies more than 0.15% of the total Owned GLA of all Portfolio Properties or accounts for more than 1.1% of the total annualized base rent from the community shopping centers.

     The following table sets forth, as of June 30, 1996, certain information relating to the ten tenants whose stores in the aggregate occupy the most square feet of GLA in the community shopping centers:



                                                                        TENANT        TOTAL GLA
                                                          NUMBER OF     LEASED        OCCUPIED
                           TENANT                          STORES        GLA          BY TENANT
    ----------------------------------------------------  ---------   ----------     -----------
    Kmart Corporation...................................      19       1,047,425      1,305,464
    Wal-Mart Stores, Inc................................      12          82,398      1,280,837
    Service Merchandise Company.........................      21         345,541      1,066,828
    Dayton Hudson Corp. (Target)........................       6         178,819        574,549
    TJX Companies.......................................       9         444,418        444,418
    Dominick's Finer Foods, Inc.........................       5         239,407        443,909
    Montgomery Ward & Co., Inc..........................       7         379,646        379,646
    Kohl's Dept. Stores, Inc............................       5         378,747        378,747
    Burlington..........................................       5         273,516        273,516
    Tru Properties, Inc.................................       7          46,000        264,202



  Specialty Retail Centers and Mixed-Use Properties



     The income-producing Portfolio Properties include two specialty retail centers and four mixed-use properties. The two specialty retail centers, The Forum Shops at Caesars in Las Vegas, Nevada and Trolley Square in Salt Lake City, Utah, contain an aggregate of approximately 500,000 square feet of GLA. As of June 30, 1996, The Forum Shops' average base rent per leased square foot of mall store GLA was $60, while the rate at Trolley Square was $17 per leased square foot. Mall store sales for the 12 months ended June 30, 1996 and 1995 at The Forum Shops were $1,194, and at Trolley Square were $275, respectively. As of June 30, 1996, 95.9% of Owned GLA at The Forum Shops and 76.3% of Owned GLA at Trolley Square was leased or committed for lease.



     The mixed-use properties consist of Fashion Center at Pentagon City in Arlington, Virginia, at which the Company have an interest only in the retail and office portions of the complex; New Orleans Centre and CNG Tower in New Orleans, Louisiana; and two properties with almost exclusively office space, O'Hare International Center and Riverway in Rosemont, Illinois. These four properties contain an aggregate of approximately 2.0 million square feet of office space and approximately 1.4 million square feet of retail space. The mall store space at Fashion Center was 98.6% leased as of June 30, 1996, and mall store sales were $626 per leased square foot. The average base rent per leased square foot at Fashion Center was $41.98 at June 30, 1996. The mall store space at New Orleans Centre was 62.4% leased as of June 30, 1996, and mall store sales were $230 per leased square foot. The average base rent per leased square foot at New Orleans Centre was $22.63 at June 30, 1996. The office space at the mixed-use properties, including Riverway and O'Hare International Center, was 93.4% leased as of June 30, 1996 and had an average rent of $19.05 per leased square foot.

ADDITIONAL INFORMATION


     The following table sets forth certain information, as of June 30, 1996, regarding the Portfolio Properties:


                                                 OWNERSHIP
                                                  INTEREST
                                                (EXPIRATION     PARTNERSHIPS'                              PERCENT OF MALL
                                                 IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL     AND FREESTANDING
               NAME/LOCATION                     LEASE)(1)       INTEREST(2)      ACQUIRED        GLA       GLA LEASED(3)
- --------------------------------------------  ----------------  -------------   -------------  ---------   ----------------
REGIONAL MALLS
   1. Alton Square, Alton, IL                       Fee             100.0%      Acquired 1993    545,656          58.9%
   2. Amigoland Mall, Brownsville, TX               Fee             100.0        Built 1974      560,352          76.4
   3. Anderson Mall, Anderson, SC                   Fee             100.0        Built 1972      636,505          82.5
   4. Aventura Mall(4), Miami, FL                   Fee              33.3        Built 1983      976,574          96.6
   5. Avenues, The, Jacksonville, FL                Fee              25.0        Built 1990    1,113,036          88.3
   6. Barton Creek Square, Austin, TX               Fee             100.0        Built 1981    1,380,814          87.2
   7. Battlefield Mall, Springfield, MO        Fee and Ground       100.0        Built 1970    1,127,051          87.7
                                                Lease (2056)
   8. Bay Park Square, Green Bay, Wisconsin         Fee             100.0        Built 1980      602,780          87.3
   9. Bergen Mall, Paramus, NJ                 Fee and Ground       100.0       Acquired 1987    953,498          85.1
                                               Lease(6)(2061)
  10. Biltmore Square, Asheville, NC                Fee              66.7(7)     Built 1989      494,283          77.3
  11. Boynton Beach Mall, Boynton Beach, FL         Fee             100.0        Built 1985    1,065,746          91.3
  12. Broadway Square, Tyler, TX                    Fee             100.0       Acquired 1994    571,704          93.7
  13. Brunswick Square, East Brunswick, NJ          Fee             100.0        Built 1973      735,171          90.9
  14. Castleton Square, Indianapolis, IN            Fee             100.0        Built 1972    1,351,716          95.3
  15. Century III Mall, Pittsburgh, PA              Fee              50.0        Built 1979    1,289,750          86.8
  16. Century Consumer Mall, Merrillville,          Fee             100.0       Acquired 1982    398,665          65.5
      IN
  17. Charles Towne Square, Charleston, SC          Fee             100.0        Built 1976      463,303          39.9
  18. Chautauqua Mall, Lakewood, NY                 Fee             100.0        Built 1971      425,644          65.8
  19. Cheltenham Square, Philadelphia, PA           Fee             100.0        Built 1981      638,507          94.4
  20. Chesapeake Square, Chesapeake, VA        Fee and Ground        75.0(7)     Built 1989      704,983          79.9
                                                Lease (2062)
  21. Cielo Vista Mall, El Paso, TX            Fee and Ground       100.0        Built 1974    1,194,474          90.3
                                               Lease(9)(2027)
  22. Circle Centre, Indianapolis, IN          Property Lease        14.7        Built 1995      797,846          94.3
                                                   (2097)

                      ANCHORS
- -----  --------------------------------------
      <
REGIO
   1.  Famous Barr, JC Penney
   2.  Dillard's, JC Penney, Montgomery Ward
   3.  Gallant Belk, JC Penney, Sears, Uptons
   4.  Lord & Taylor, Macy's, JC Penney,
       Sears
   5.  Dillard's, Gayfers, Sears, Parisian,
       JC Penney
   6.  Dillard's(5), Foley's, JC Penney,
       Montgomery Ward, Sears
   7.  Dillard's, JC Penney, Famous Barr,
       Sears, Montgomery Ward
   8.  Kohl's, Montgomery Ward, Shopko,
       Elder-Beerman
   9.  Steinbach's, Stern's
  10.  Belk's, Dillard's, Profitt's
  11.  Burdines, Macy's, Mervyn's, JC Penney,
       Sears
  12.  Dillard's, JC Penney, Sears
  13.  Macy's, JC Penney
  14.  LS Ayres, Kohl's, Lazarus, Montgomery
       Ward, JC Penney, Sears
  15.  Lazarus, Kaufman's, JC Penney, Sears
  16.  Burlington Coat Factory(5), Montgomery
       Ward
  17.  Montgomery Ward, Service Merchandise,
       (8)
  18.  Sears, (8)
  19.  Clover, Home Depot, (8)
  20.  Profitt's, Leggett, JC Penney, Sears,
       Montgomery Ward
  21.  Dillard's(5), JC Penney, Montgomery
       Ward, Sears
  22.  Nordstrom, Parisian

                                                 OWNERSHIP
                                                  INTEREST
                                                (EXPIRATION     PARTNERSHIPS'                              PERCENT OF MALL
                                                 IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL     AND FREESTANDING
               NAME/LOCATION                     LEASE)(1)       INTEREST(2)      ACQUIRED        GLA       GLA LEASED(3)
- --------------------------------------------  ----------------  -------------   -------------  ---------   ----------------

                      ANCHORS
- -----  --------------------------------------
      <
  23. College Mall, Bloomington, IN            Fee and Ground       100.0        Built 1965      697,179          86.3
                                              Lease(10)(2048)
  24. Columbia Center, Kennewick, WA                Fee             100.0       Acquired 1987    690,503          90.4
  25. Coral Square, Coral Springs, FL               Fee              50.0        Built 1984      939,414          86.2
  26. Crossroads Mall, Omaha, NE                    Fee             100.0       Acquired 1994    872,859          91.8
  27. Crystal River Mall, Crystal River, FL         Fee             100.0        Built 1990      425,091          75.8
  28. Desoto Square, Bradenton, FL                  Fee             100.0        Built 1973      701,611          83.3
  29. East Towne Mall, Knoxville, TN                Fee             100.0        Built 1984      977,227          79.7
  30. Eastern Hills Mall, Buffalo, NY               Fee             100.0        Built 1971      990,851          88.6
  31. Eastgate Consumer Mall, Indianapolis,         Fee             100.0       Acquired 1981    462,968          84.2
      IN
  32. Eastland Mall, Tulsa, OK                      Fee             100.0        Built 1986      703,942          79.4
  33. Florida Mall, The, Orlando, FL                Fee              50.0        Built 1986    1,119,884          98.4
  34. Forest Mall, Fond Du Lac, WI                  Fee             100.0        Built 1973      486,224          87.6
  35. Forest Village Park Mall, Forestville,        Fee             100.0        Built 1980      417,206          84.0
      MD
  36. Fremont Mall, Fremont, NE                     Fee             100.0        Built 1966      208,367          95.4
  37. Glen Burnie Mall, Glen Burnie, MD             Fee             100.0        Built 1963      450,178          89.9
  38. Golden Ring Mall, Baltimore, MD               Fee             100.0        Built 1974      719,437          87.1
  39. Great Lakes Mall, Cleveland, OH               Fee             100.0        Built 1961    1,293,096          98.8
  40. Greenwood Park Mall, Greenwood, IN            Fee             100.0       Acquired 1979  1,274,150          93.0
  41. Gulf View Square, Port Richey, FL             Fee             100.0        Built 1980      811,426          87.6
  42. Heritage Park Mall, Midwest City, OK          Fee             100.0        Built 1978      636,889          74.0
  43. Hutchinson Mall, Hutchinson, KS               Fee             100.0        Built 1985      525,942          71.4
  44. Independence Center, Independence, MO         Fee             100.0       Acquired 1994  1,033,566          77.3
  45. Ingram Park Mall, San Antonio, TX             Fee             100.0        Built 1979    1,134,426          89.2
  46. Irving Mall, Irving, TX                       Fee             100.0        Built 1971    1,127,213          83.9
  47. Jefferson Valley Mall, Yorktown               Fee             100.0        Built 1983      589,600          95.2
      Heights, NY

  23.  JC Penney, Lazarus, L.S. Ayres, Sears,
       Target
  24.  The Bon Marche, Lamonts, JC Penney,
       Sears
  25.  Burdines(5), Mervyn's, JC Penney,
       Sears
  26.  Dillard's, Sears, Younkers
  27.  Belk Lindsey, KMart, JC Penney, Sears
  28.  Burdines, JC Penney, Sears, Dillard's
  29.  Dillard's, JC Penney, Proffitt's,
       Sears, Service Merchandise
  30.  Sears, Bon Ton, JC Penney, Kaufman's
  31.  Burlington Coat Factory, (8)
  32.  Dillard's, JC Penney, Mervyn's,
       Service Merchandise
  33.  Saks Fifth Avenue, Dillard's(5),
       Gayfers, JC Penney, Sears
  34.  JC Penney, Kohl's, Younkers, Prange
       Way
  35.  JC Penney, KMart
  36.  1/2 Price Store, JC Penney
  37.  Montgomery Ward
  38.  Caldor, Montgomery Ward, The Hecht
       Company
  39.  Dillard's(5), Kaufman's, JC Penney,
       Sears
  40.  JC Penney, Lazarus, L.S. Ayres,
       Montgomery Ward, Sears, Service
       Merchandise
  41.  Burdines, Dillard's, Montgomery Ward,
       JC Penney, Sears
  42.  Dillard's
       Montgomery Ward, Sears
  43.  Dillard's, JC Penney, Sears, Service
       Merchandise, Wal-Mart
  44.  Dillard's, The Jones Store Co., Sears
  45.  Dillard's(5), Foley's, JC Penney,
       Sears
  46.  Dillard's, Foley's, JC Penney,
       Mervyn's, Sears
  47.  Macy's, Sears, Service Merchandise

                                                 OWNERSHIP
                                                  INTEREST
                                                (EXPIRATION     PARTNERSHIPS'                              PERCENT OF MALL
                                                 IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL     AND FREESTANDING
               NAME/LOCATION                     LEASE)(1)       INTEREST(2)      ACQUIRED        GLA       GLA LEASED(3)
- --------------------------------------------  ----------------  -------------   -------------  ---------   ----------------

                      ANCHORS
- -----  --------------------------------------
      <
  48. La Plaza, McAllen, TX                    Fee and Ground       100.0        Built 1976      841,573          95.8
                                               Lease(6)(2040)
  49. Lafayette Square, Indianapolis, IN            Fee             100.0        Built 1968    1,244,957          85.3
  50. Lakeland Square, Lakeland, FL                 Fee              49.9        Built 1988      901,818          85.9
  51. Lakeline Mall, N. Austin, TX                  Fee              50.0        Built 1995    1,102,946          88.9
  52. Lima Mall, Lima, OH                           Fee             100.0        Built 1965      753,314          93.6
  53. Lincolnwood Town Center, Lincolnwood,         Fee             100.0        Built 1990      441,169          94.9
      IL
  54. Longview Mall, Longview, TX                   Fee             100.0        Built 1978      617,002          87.2
  55. Machesney Park Mall, Rockford, IL             Fee             100.0        Built 1979      555,882          74.9
  56. Mall of the Mainland, Galveston, TX           Fee              65.0(7)     Built 1991      779,014          56.2
  57. Markland Mall, Kokomo, IN                 Ground Lease        100.0        Built 1968      391,231          86.7
                                                   (2041)
  58. McCain Mall, N. Little Rock, AR           Ground Lease        100.0        Built 1973      775,378          97.4
                                                 (11)(2032)
  59. Melbourne Square, Melbourne, FL               Fee             100.0        Built 1982      733,842          83.2
  60. Memorial Mall, Sheboygan, WI                  Fee             100.0        Built 1969      416,273          91.0
  61. Miami International Mall, Miami, FL           Fee              60.0        Built 1982      972,281          95.7
  62. Midland Park Mall, Midland, TX                Fee             100.0        Built 1980      619,396          81.0
  63. Miller Hill Mall, Duluth, MN                  Fee             100.0        Built 1973      806,667          88.1
  64. Mission Viejo Mall, Mission Viejo, CA         Fee             100.0        Built 1979      815,466          70.2
  65. Mounds Mall, Anderson, IN                 Ground Lease        100.0        Built 1965      409,437          75.6
                                                   (2033)
  66. Muncie Mall, Muncie, IN                       Fee             100.0        Built 1970      499,683          89.1
  67. North East Mall, Hurst, TX                    Fee              50.0(12)    Built 1971    1,140,403          87.7
  68. North Towne Square, Toledo, OH                Fee             100.0        Built 1980      750,886          72.9
  69. Northfield Square, Bradley, IL                Fee              31.6(7)     Built 1990      533,002          72.1
  70. Northgate Mall, Seattle, WA                   Fee             100.0       Acquired 1987  1,049,978          92.0
  71. Northwoods Mall, Peoria, IL                   Fee             100.0       Acquired 1983    666,778          92.9
  72. Orange Park Mall, Jacksonville, FL            Fee             100.0       Acquired 1994    848,549          90.1

  48.  Dillard's, JC Penney, Jones & Jones,
       Sears, Service Merchandise
  49.  JC Penney, LS Ayres, Lazarus, Sears,
       Montgomery Ward
  50.  Belk Lindsey, Burdines, Dillard's,
       Mervyn's, JC Penney, Sears
  51.  Dillard's, Foley's, JC Penney,
       Mervyn's, Sears
  52.  Elder-Beerman, Lazarus, JC Penney,
       Sears
  53.  Carson Pirie Scott, JC Penney

  54.  Dillard's(5), JC Penney, Sears,
       Wilson's
  55.  Kohl's, JC Penney, Younkers, (8)
  56.  Dillard's, JC Penney, Sears, Foley's
  57.  Lazarus, Sears, Target

  58.  Dillard's, JC Penney, M.M. Cohn, Sears

  59.  Belk Lindsey, Burdines, Dillard's,
       Mervyn's, JC Penney
  60.  JC Penney, Kohl's, Sears
  61.  Burdines(5), Sears, Mervyn's, JC
       Penney
  62.  Dillard's(5), JC Penney, Sears
  63.  Glass Block, JC Penney, Montgomery
       Ward, Sears
  64.  Bullock's, Montgomery Ward, Robinsons-
       May(5)
  65.  Elder-Beerman, JC Penney, Sears

  66.  JC Penney, L.S. Ayres, Sears
  67.  Dillard's(5), JC Penney, Montgomery
       Ward, Sears
  68.  Elder-Beerman, Lion, Montgomery Ward
  69.  Sears, Carson Pirie Scott, JC Penney,
       Venture
  70.  The Bon Marche, Lamonts, Nordstrom, JC
       Penney
  71.  Famous Barr, JC Penney, Montgomery
       Ward
  72.  Dillard's, Gayfer's, JC Penney, Sears

                                                 OWNERSHIP
                                                  INTEREST
                                                (EXPIRATION     PARTNERSHIPS'                              PERCENT OF MALL
                                                 IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL     AND FREESTANDING
               NAME/LOCATION                     LEASE)(1)       INTEREST(2)      ACQUIRED        GLA       GLA LEASED(3)
- --------------------------------------------  ----------------  -------------   -------------  ---------   ----------------

                      ANCHORS
- -----  --------------------------------------
      <
  73. Paddock Mall, Ocala, FL                       Fee             100.0        Built 1980      568,082          91.0
  74. Palm Beach Mall, West Palm Beach, FL          Fee              50.0        Built 1967    1,200,636          85.6
  75. Port Charlotte Town Center, Port              Fee              80.0(7)     Built 1989      720,988          73.2
      Charlotte, FL
  76. Prien Lake Mall, Lake Charles, LA        Fee and Ground       100.0        Built 1972      467,520          96.2
                                               Lease(6)(2025)
  77. Raleigh Springs Mall, Memphis, TN        Fee and Ground       100.0        Built 1971      885,741          83.3
                                              Lease (6)(2018)
  78. Randall Park Mall, Cleveland, OH              Fee             100.0        Built 1976    1,531,484          68.0
  79. Richardson Square, Dallas, TX                 Fee             100.0        Built 1977      864,404          57.8
  80. Richmond Mall, Cleveland, OH                  Fee             100.0        Built 1966      873,227          71.9
  81. Richmond Square, Richmond, IN                 Fee             100.0        Built 1966      310,975          58.0
  82. Rolling Oaks Mall, North San Antonio,         Fee              49.9        Built 1988      758,834          67.4
      TX
  83. Ross Park Mall, Pittsburgh, PA                Fee              89.0(7)     Built 1986    1,273,446          93.1
  84. Seminole Towne Center, Sanford, FL            Fee              45.0        Built 1995    1,132,378          85.2
  85. Smith Haven Mall, Lake Grove, NY              Fee              25.0       Acquired 1995  1,354,631          84.9
  86. South Park Mall, Shreveport, LA               Fee             100.0        Built 1975      856,685          77.5
  87. Southern Park Mall, Youngstown, OH            Fee             100.0        Built 1970    1,168,972          92.7
  88. Southgate Mall, Yuma, AZ                      Fee             100.0       Acquired 1988    321,177          78.0
  89. Southtown Mall, Ft. Wayne, IN                 Fee             100.0        Built 1969      858,196          34.7
  90. St. Charles Towne Center, Waldorf, MD         Fee             100.0        Built 1990      962,060          83.8
  91. Summit Mall, Akron, OH                        Fee             100.0        Built 1965      724,578          80.7
  92. Sunland Park Mall, El Paso, TX                Fee             100.0        Built 1988      921,357          79.5
  93. Tacoma Mall, Tacoma, WA                       Fee             100.0       Acquired 1987  1,255,278          91.0
  94. Tippecanoe Mall, Lafayette, IN                Fee             100.0        Built 1973      867,892          80.7
  95. Towne East Square, Wichita, KS                Fee             100.0        Built 1975    1,151,920          75.4
  96. Towne West Square, Wichita, KS                Fee             100.0        Built 1980      942,158          83.7
  97. Treasure Coast Square, Stuart, FL             Fee             100.0        Built 1987      884,630          84.3

  73.  Belk Lindsey, Burdines, JC Penney,
  74.  JC Penney, Lord & Taylor, Mervyn's,
       Burdines, Sears
  75.  Burdines, Dillard's, Montgomery Ward,
       JC Penney, Sears
  76.  JC Penney, Montgomery Ward, The White
       House
  77.  Dillard's, Goldsmith's, JC Penney,
       Sears
  78.  Dillard's, Kaufman's, JC Penney,
       Sears, Burlington Coat Factory
  79.  Dillard's(5), Sears, Montgomery Ward
  80.  JC Penney, Sears
  81.  JC Penney, Sears
  82.  Dillard's, Foley's, Sears

  83.  Lazarus, JC Penney, Kaufmann's, Sears,
       Service Merchandise
  84.  Burdines, Dillard's, JC Penney,
       Parisian, Sears
  85.  Sterns, Macy's, Sears, Steinbach
  86.  Burlington Coat Factory, Dillard's, JC
       Penney, Montgomery Ward, Stage
  87.  Dillard's, Kaufman's, JC Penney, Sears
  88.  Albertson's, Dillard's, JC Penney,
       Sears
  89.  Kohl's, JC Penney, L.S. Ayres, Sears,
       Service Merchandise
  90.  Hecht's, JC Penney, Montgomery Ward,
       Sears
  91.  Kaufmann's, Dillard's, (8)
  92.  Dillard's, JC Penney, Mervyn's,
       Montgomery Ward, The Popular
  93.  The Bon Marche, Mervyn's, Nordstrom,
       JC Penney, Sears
  94.  JC Penney, Kohl's, L.S. Ayres,
       Lazarus, Sears
  95.  Dillard's, JC Penney, Sears
  96.  Dillard's, JC Penney, Montgomery Ward,
       Office Depot, Sears, Service
       Merchandise
  97.  Burdines, Dillard's, Mervyn's, JC
       Penney, Sears

                                                 OWNERSHIP
                                                  INTEREST
                                                (EXPIRATION     PARTNERSHIPS'                              PERCENT OF MALL
                                                 IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL     AND FREESTANDING
               NAME/LOCATION                     LEASE)(1)       INTEREST(2)      ACQUIRED        GLA       GLA LEASED(3)
- --------------------------------------------  ----------------  -------------   -------------  ---------   ----------------

                      ANCHORS
- -----  --------------------------------------
      <
  98. Tyrone Square, St. Petersburg, FL             Fee             100.0        Built 1972    1,092,449          97.5
  99. University Mall, Little Rock, AR          Ground Lease        100.0        Built 1967      565,876          84.6
                                                 (13)(2026)
 100. University Mall, Pensacola, FL                Fee             100.0       Acquired 1994    711,992          82.0
 101. University Park Mall, South Bend, IN          Fee              60.0        Built 1979      872,234          95.6
 102. Upper Valley Mall, Springfield, OH            Fee             100.0        Built 1971      750,665          91.6
 103. Valle Vista Mall, Harlingen, TX               Fee             100.0        Built 1983      647,117          85.3
 104. Virginia Center Commons(4), Richmond,         Fee              70.0(7)     Built 1991      788,892          76.5
      VA
 105. Washington Square, Indianapolis, IN           Fee             100.0        Built 1974    1,178,409          65.9
 106. West Ridge Mall, Topeka, KS(14)               Fee             100.0        Built 1988    1,041,611          75.1
 107. West Town Mall, Knoxville, TN             Ground Lease          2.0       Acquired 1991  1,261,902          86.0
                                                 (6)(2042)
 108. White Oaks Mall, Springfield, IL              Fee              77.0        Built 1977      903,578          94.4
 109. Wichita Mall, Wichita, KS                 Ground Lease        100.0        Built 1969      379,461          47.9
                                                   (2022)
 110. Windsor Park Mall, San Antonio, TX            Fee             100.0        Built 1976    1,089,537          70.8
 111. Woodville Mall, Toledo, OH                    Fee             100.0        Built 1969      795,027          59.9
                                      SPECIALTY RETAIL CENTERS
   1. The Forum Shops at Caesars, Las Vegas,    Ground Lease         60.0        Built 1992      242,031          95.9
      NV                                           (2067)
   2. Trolley Square, Salt Lake City, UT       Fee and Ground        90.0       Acquired 1986    225,612(16)        76.4
                                                 Lease(15)
MIXED-USE PROPERTIES
   1. Fashion Centre at Pentagon City, The,         Fee              21.0        Built 1989      987,942(17)        99.1(18)
      Arlington, VA
   2. New Orleans Centre/CNG Tower, New        Fee and Ground       100.0        Built 1988    1,025,634(19)        62.4(18)
      Orleans, LA                               Lease (2084)
   3. O'Hare International Center, Rosemont,        Fee             100.0        Built 1988      502,012(20)        87.9(18)
      IL
   4. Riverway, Rosemont, IL                        Fee             100.0       Acquired 1991    821,332(21)        93.9(18)

  98.  Burdines, Dillard's, JC Penney, Sears
  99.  JC Penney, Montgomery Ward, M.M. Cohn

 100.  McRae's, JC Penney, Sears
 101.  LS Ayres, Hudson's, JC Penney, Sears
 102.  Lazarus, JC Penney, Sears,
       Elder-Beerman
 103.  Dillard's, JC Penney, Marshalls,
       Mervyn's, Sears
 104.  Profitt's, Hecht's, Leggett, JC
       Penney, Sears
 105.  L.S. Ayres, Lazarus, Montgomery Ward,
       JC Penney, Sears
 106.  Dillard's, JC Penney, Jones,
       Montgomery Ward, Sears
 107.  JC Penney, Sears, Profitt's,
       Dillard's, Parisian
 108.  Bergner's, Famous Barr, Montgomery
       Ward, Sears
 109.  Office Max, Montgomery Ward

 110.  Dillard's(5), JC Penney, Mervyn's,
       Montgomery Ward
 111.  Andersons, Elder-Beerman, Sears, (8)

   1.  --

   2.  --

MIXED
   1.  Macy's, Nordstrom

   2.  Macy's, Lord & Taylor

   3.  --

   4.  --

                                                   OWNERSHIP
                                                    INTEREST
                                                  (EXPIRATION     PARTNERSHIPS'                                 PERCENT OF
                                                   IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL           GLA
                NAME/LOCATION                      LEASE)(1)       INTEREST(2)      ACQUIRED        GLA         LEASED(3)
- ----------------------------------------------  ----------------  -------------   -------------  ---------   ----------------
                                      COMMUNITY SHOPPING CENTERS
   1. Arvada Plaza, Arvada, CO                    Ground Lease        100.0        Built 1966       98,215         100.0
                                                     (2058)
   2. Aurora Plaza, Aurora, CO                    Ground Lease        100.0        Built 1965      148,666          96.6
                                                     (2058)
   3. Bloomingdale Court, Bloomingdale, IL            Fee             100.0        Built 1987      598,570          85.7
   4. Boardman Plaza, Youngstown, OH                  Fee             100.0        Built 1951      649,817          91.2
   5. Bridgeview Court, Bridgeview, IL                Fee             100.0        Built 1988      280,299          62.9
   6. Brightwood Plaza, Indianapolis, IN              Fee             100.0        Built 1965       41,893         100.0
   7. Bristol Plaza, Bristol, VA                  Ground Lease        100.0        Built 1965      116,754          38.9
                                                     (2029)
   8. Buffalo Grove Towne Center, Buffalo             Fee              92.5        Built 1988      134,131          82.3
      Grove, IL
   9. Celina Plaza, El Paso, TX                  Fee and Ground       100.0        Built 1978       32,622         100.0
                                                Lease(22)(2027)
  10. Chesapeake Center, Chesapeake, VA               Fee             100.0        Built 1989      299,604          99.2
  11. Cobblestone Court, Victor, NY              Fee and Ground        35.0        Built 1993      261,211          97.3
                                                Lease(10)(2038)
  12. Cohoes Commons, Rochester, NY              Fee and Ground       100.0        Built 1984      262,964          93.6
                                                 Lease(6)(2032)
  13. Cook's Discount, Ardmore, OK(23)                Fee             100.0        Built 1969       60,396           0.0
  14. Countryside Plaza, Countryside, IL         Fee and Ground       100.0        Built 1977      435,441          82.6
                                                Lease(10)(2058)
  15. Crystal Court, Crystal Lake, IL                 Fee              35.0        Built 1989      284,741          57.8
  16. East Towne Commons, Knoxville, TN               Fee             100.0        Built 1987      180,355         100.0
  17. Eastland Plaza, Tulsa, OK                       Fee             100.0        Built 1986      190,261          75.6
  18. Fairfax Court, Fairfax, VA                  Ground Lease         26.3        Built 1992      249,285          96.5
                                                     (2052)
  19. Forest Plaza, Rockford, IL                      Fee             100.0        Built 1985      421,516          99.3
  20. Fox River Plaza, Elgin, IL                      Fee             100.0        Built 1985      324,786          81.3
  21. Gaitway Plaza, Ocala, FL                        Fee              23.3        Built 1989      230,052          98.3
  22. Great Lakes Plaza, Cleveland, OH                Fee             100.0        Built 1977      162,873          77.8


                       ANCHORS
- -----  ----------------------------------------
      <

   1.  King Soopers

   2.  King Soopers, MacFrugel's Bargains,
       Super Saver Cinema
   3.  Builders Square, Cineplex Odeon, Frank's
       Nursery, Marshalls, Office Max, Service
       Merchandise, T.J. Maxx, Wal-Mart, (8)
   4.  Burlington Coat Factory, Giant Eagle,
       Hills, Reyers Outlet, (8)
   5.  Omni, Venture
   6.  --
   7.  (8)

   8.  Buffalo Grove Theatres

   9.  --

  10.  K-Mart, Phar Mor, Service Merchandise,
       Cinemark Theatres
  11.  Dick's Sporting Goods, KMart, Office
       Max, Fashion Bug
  12.  Bryant & Stratton Business Institute,
       Lechmere's, Xerox
  13.  (8)
  14.  Best Buy, Builders Square, Old Country
       Buffet, Venture, (8)
  15.  Cub, Service Merchandise, Wal-Mart, (8)
  16.  Electric Avenue & More
  17.  Marshalls, Target, Toys 'R' Us
  18.  Circuit City, Superstore, Montgomery
       Ward, Today's Man
  19.  Builders Square, Kohl's, Marshalls,
       Michaels, Office Max, T.J. Maxx
  20.  Builders Square, Michaels, Service
       Merchandise, Venture, (8)
  21.  Books-A-Million, Montgomery Ward, Office
       Depot, T.J. Maxx
  22.  Handy Andy, Michaels

                                                   OWNERSHIP
                                                    INTEREST
                                                  (EXPIRATION     PARTNERSHIPS'                                 PERCENT OF
                                                   IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL           GLA
                NAME/LOCATION                      LEASE)(1)       INTEREST(2)      ACQUIRED        GLA         LEASED(3)
- ----------------------------------------------  ----------------  -------------   -------------  ---------   ----------------

                       ANCHORS
- -----  ----------------------------------------
      <
  23. Great Northeast Plaza, Philadelphia, PA         Fee              50.0       Acquired 1989    298,242          97.4
  24. Greenwood Plus, Greenwood, IN                   Fee             100.0        Built 1979      145,116         100.0
  25. Griffith Park Plaza, Griffith, IN           Ground Lease        100.0        Built 1979      274,230          97.8
                                                     (2060)
  26. Grove at Lakeland Square, The, Lakeland,        Fee             100.0        Built 1988      215,463          96.5
      FL
  27. Hammond Square, Sandy Springs, GA           Space Lease         100.0        Built 1974       87,705         100.0
                                                     (2011)
  28. Highland Lakes Center, Orlando, FL              Fee             100.0        Built 1991      477,452          83.9
  29. Ingram Plaza, San Antonio, TX                   Fee             100.0        Built 1980      111,518         100.0
  30. Lake Plaza, Waukegan, IL                        Fee             100.0        Built 1986      218,208         100.0
  31. Lake View Plaza, Orland Park, IL                Fee             100.0        Built 1986      388,126          96.9
  32. Lima Center, Lima, OH                           Fee             100.0        Built 1976      201,154          91.0
  33. Lincoln Crossing, O'Fallon, IL                  Fee             100.0        Built 1990      161,337         100.0
  34. Mainland Crossing, Galveston, TX                Fee              80.0(7)     Built 1991      390,986          39.5
  35. Maplewood Square, Omaha, NE                     Fee             100.0        Built 1970      129,190          96.3
  36. Markland Plaza, Kokomo, IN                      Fee             100.0        Built 1974      108,296          98.1
  37. Martinsville Plaza, Martinsville, VA        Space Lease         100.0        Built 1967      102,162          97.1
                                                     (2036)
  38. Marwood Plaza, Indianapolis, IN                 Fee             100.0        Built 1962      105,066         100.0
  39. Matteson Plaza, Matteson, IL                    Fee             100.0        Built 1988      275,455          87.2
  40. Memorial Plaza, Sheboygan, WI                   Fee             100.0        Built 1966      129,202          24.0
  41. Mounds Mall Cinema, Anderson, IN                Fee             100.0        Built 1974        7,500         100.0
  42. New Castle Plaza, New Castle, IN                Fee             100.0        Built 1966       91,648         100.0
  43. North Ridge Plaza, Joliet, IL                   Fee             100.0        Built 1985      323,672         100.0
  44. North Riverside Park Plaza, North               Fee             100.0        Built 1977      119,608          96.5
      Riverside, IL
  45. Northland Plaza, Columbus, OH              Fee and Ground       100.0        Built 1988      205,635          94.5
                                                 Lease(6)(2085)
  46. Northwood Plaza, Fort Wayne, IN                 Fee             100.0        Built 1974      211,840         100.0
  47. Park Plaza, Hopkinsville, KY               Fee and Ground       100.0        Built 1968      114,042         100.0
                                                 Lease(6)(2039)

  23.  Sears, Phar Mor
  24.  Best Buy, Kohl's
  25.  General Cinema, Venture
  26.  Cobb Theatres, Sports Authority,
       Wal-Mart
  27.  --
  28.  Goodings, Dress for Less, Marshalls,
       Cinemark Theatres, Office Max, Service
       Merchandise, Target, (8)
  29.  --
  30.  Builders Square, Venture
  31.  Best Buy(24), L. Fish Furniture,
       Linens-N-Things(24), Marshalls,
       Michaels, Omni, Pet Care Plus(24),
       Service Merchandise, Ultra 3 (24)
  32.  Hills, Service Merchandise
  33.  PetsMart, Wal-Mart
  34.  Sam's Club, Wal-Mart, (8)
  35.  Target
  36.  Service Merchandise
  37.  Rose's
  38.  Kroger
  39.  Dominick's, KMart, Michael's, (8)
  40.  Marcus Theatre(8)
  41.  Cinema I & II
  42.  Goody's
  43.  Builders Square, Office Max, Service
       Merchandise
  44.  --
  45.  Marshalls, Phar-Mor, Service Merchandise
  46.  Regal Cinema, Target
  47.  Wal-Mart

                                                   OWNERSHIP
                                                    INTEREST
                                                  (EXPIRATION     PARTNERSHIPS'                                 PERCENT OF
                                                   IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL           GLA
                NAME/LOCATION                      LEASE)(1)       INTEREST(2)      ACQUIRED        GLA         LEASED(3)
- ----------------------------------------------  ----------------  -------------   -------------  ---------   ----------------

                       ANCHORS
- -----  ----------------------------------------
      <
  48. Plaza at Buckland Hills, The, East              Fee              26.3        Built 1993      336,534          78.7
      Hartford, CT
  49. Regency Plaza, St. Charles, MO                  Fee             100.0        Built 1988      277,521          96.3
  50. Ridgewood Court, Jackson, MS                    Fee              35.0        Built 1993      240,843         100.0
  51. Royal Eagle Plaza, Coral Springs, FL            Fee              35.0        Built 1989      203,140          96.5
  52. St. Charles Towne Plaza, Waldorf, MD            Fee             100.0        Built 1987      435,162          98.4
  53. Teal Plaza, Lafayette, IN                  Fee and Ground       100.0        Built 1962      110,751         100.0
                                                 Lease(2007)(6)
  54. Terrace at The Florida Mall, Orlando, FL        Fee             100.0        Built 1989      332,980          96.7
  55. Tippecanoe Plaza, Lafayette, IN                 Fee             100.0        Built 1974       94,125         100.0
  56. University Center, South Bend, IN               Fee              60.0        Built 1980      150,533          97.8
  57. Village Park Plaza, Westfield, IN               Fee              35.0        Built 1990      503,002          97.5
  58. Wabash Village, West Lafayette, IN          Ground Lease        100.0        Built 1970      124,688          95.4
                                                     (2063)
  59. Washington Plaza, Indianapolis, IN              Fee              85.0(7)     Built 1978       50,302          97.7
  60. West Ridge Plaza, Topeka, KS                    Fee             100.0        Built 1988      232,675          96.3
  61. West Town Corners, Altamonte Springs, FL        Fee              23.3        Built 1989      384,812          99.2
  62. Westland Park Plaza, Orange Park, FL            Fee              23.3        Built 1989      163,154          95.3
  63. White Oaks Plaza, Springfield, IL               Fee             100.0        Built 1986      389,063          98.9
  64. Willow Knolls Court, Peoria, IL                 Fee              35.0        Built 1990      364,735          93.5
  65. Wood Plaza, Fort Dodge, IA                  Ground Lease        100.0        Built 1968       88,595          98.9
                                                     (2045)
  66. Yards Plaza, The, Chicago, IL                   Fee              35.0        Built 1990      273,292          95.6
                                   PROPERTIES UNDER CONSTRUCTION
   1. Arizona Mills, Tempe, AZ                        (25)             25.0           (26)       1,225,000           N/A
   2. Cottonwood Mall, Albuquerque, NM                Fee             100.0         1996 (27)    1,035,000           N/A

  48.  Toys 'R' Us, Kids 'R' Us, Service
       Merchandise, Lechmere, Linens-N-Things,
  49.  Sam's Wholesale, Wal-Mart
  50.  Campo Electronics, Home Quarters,
       Service Merchandise, T.J. Maxx
  51.  KMart, Luxury Linens
  52.  Ames, Hechinger, Jo Ann Fabrics,
       People's, Service Merchandise, Shoppers
       Food Warehouse, T.J. Maxx
  53.  KMart

  54.  Target, J. Byrons, Waccamaw, Service
       Merchandise, Marshalls
  55.  Barnes & Noble Bookseller, Service
       Merchandise
  56.  Best Buy, Michaels, Service Merchandise
  57.  Frank's Nursery, Gaylans, Jo-Ann
       Fabrics, Kohl's, Marsh, Regal Cinemas,
       Wal-Mart
  58.  KMart

  59.  Kids 'R' Us
  60.  Magic Forest, Target, TJ Maxx, Toys 'R'
       Us
  61.  PetsMart, Service Merchandise, Sports
       Authority, Wal-Mart, Xtra
  62.  Burlington Coat Factory, PetsMart,
       Sports Authority
  63.  Cub Foods, Kids 'R' Us, Kohl's, Office
       Max, T.J. Maxx, Toys 'R' Us
  64.  Kohl's, Phar-Mor, Sam's Wholesale Club,
       Willow Knolls, Theaters 14
  65.  Country General

  66.  Burlington Coat Factory, Omni
       Superstore, Montgomery Ward

   1.  Burlington Coat Factory, Ross Dress for
       Less, Oshman's Supersport, Off 5th-Saks
       Fifth Avenue Outlet
   2.  Dillard's, Foley's, JC Penney, Mervyn's,
       Montgomery Ward, United Artist
       Entertainment Complex

                                                   OWNERSHIP
                                                    INTEREST
                                                  (EXPIRATION     PARTNERSHIPS'                                 PERCENT OF
                                                   IF GROUND       PERCENTAGE     YEAR BUILT OR    TOTAL           GLA
                NAME/LOCATION                      LEASE)(1)       INTEREST(2)      ACQUIRED        GLA         LEASED(3)
- ----------------------------------------------  ----------------  -------------   -------------  ---------   ----------------

                       ANCHORS
- -----  ----------------------------------------
      <
   3. Grapevine Mills, Dallas/Ft. Worth, TX           Fee              37.5           (28)       1,450,000           N/A
   4. Indian River Commons, Vero Beach, FL            Fee              50.0           (26)         265,000           N/A
   5. Indian River Mall, Vero Beach, FL               Fee              50.0           (28)         754,000           N/A
   6. Ontario Mills, Ontario, CA                      Fee              25.0           (28)       1,421,470           N/A
   7. The Source, Long Island, NY                     Fee              50.0           (26)         730,000           N/A
   8. Tower Shops at Stratosphere, Las Vegas,     Space Lease          50.0           (28)          80,000           N/A
      NV                                             (2051)

   3.  Books-A-Million, Burlington Coat
   4.  HomePlace, Lowe's, Office Max, Service
       Merchandise
   5.  AMC Theatres, Burdines, Dillard's, JC
       Penney, Sears
   6.  AMC Theatres, American Wilderness
       Experience, Bed, Bath & Beyond,
       Bernini -- Off Rodeo, Burlington Coat
       Factory, Dave & Busters, Group USA,
       IWERKS, JC Penney, Marshall's, Mikasa,
       Off 5th-Saks Fifth Avenue Outlet, Sports
       Authority, TJ Maxx, Totally for Kids,
       Virgin Records
   7.  Fortunoff, Nordstrom Rack, Off 5th-Saks
       Fifth Avenue Outlet, Cheesecake Factory,
       Rainforest Cafe, Just For Feet,
       Bertolini's
   8.  Rainforest Cafe

- ---------------

 (1) The date listed is the expiration date of the last renewal option available to the Company under the ground lease. In a majority of the ground leases, the lessee has either a right of first refusal or the right to purchase the lessor's interest. Unless otherwise indicated, each ground lease listed in this column covers at least 50% of its respective property.



 (2) The Company's interests in some Joint Venture Properties are subject to preferences on distributions in favor of other partners.



 (3) Represents the percentage of Owned GLA leased by tenants.



 (4) This property is managed by a third party.



 (5) This retailer operates 2 stores at this property.



 (6) Indicates ground lease covers less than 15% of the acreage of this property.



 (7) The Company receives substantially all of the economic benefit of these properties.



 (8) Includes an anchor space currently vacant.



 (9) Indicates two ground leases which taken together, cover less than 50% of the acreage of the property.



(10) Indicates ground lease covers less than 50% of the acreage of the property.



(11) Indicates ground lease covers all of the property except for parcels owned in fee by anchors.



(12) The Operating Partnership has received an assignment of distributions in respect of the Simons' 50% general partnership interest in this property. In addition, the Simons have granted the Operating Partnership an option to purchase the Simons' general partnership interest for one dollar, and to purchase the Simons' 30% limited partnership interest if consents to such transfers can be obtained. The purchase price is fair market value. The general and limited partners have the right to put their interests to the Operating Partnership at the same price as provided under the option. Certain limited partners have filed an action challenging the Operating Partnership's right to receive these interests in the partnership. The Simons have agreed to indemnify the Operating Partnership against any and all damages and costs relating to such action. Settlement discussions are under way which, if successful, could result in the Operating Partnership owning 100% of the property.



(13) Indicates one ground lease covers substantially all of the property and a second ground lease covers the remainder.



(14) Includes outlots in which the Operating Partnership has an 85% interest and which represents less than 3% of the GLA and total annualized base rent for the property.



(15) Indicates a ground lease covers a pedestrian walkway and steps at this property. The Operating Partnership, as ground lessee, has the right to successive five-year renewal options, except if the lessor, a public agency, determines that public right-of-way needs necessitate the locality's use of the ground lease property.



(16) Primarily retail space with approximately 1,500 square feet of office space.



(17) Primarily retail space with approximately 167,000 square feet of office space.



(18) Indicates combined occupancy of office and retail space.



(19) Primarily retail space with approximately 488,760 square feet of office space.



(20) Primarily office space with approximately 12,800 square feet of retail space.



(21) Primarily office space with approximately 24,300 square feet of retail space.



(22) Indicates ground lease covers outparcel.



(23) This property was sold on August 1, 1996.



(24) Subleased from TJX Companies.



(25) The joint venture is currently negotiating the purchase of the land at this property and expects to close before the end of 1996.



(26) Scheduled to open during 1997.



(27) This property opened on July 31, 1996.



(28) Scheduled to open during November of 1996.

                                   MANAGEMENT

BOARD OF DIRECTORS OF SIMON DEBARTOLO GROUP, INC.

     The following table sets forth the composition of the Board of Directors of the Company.


                                                                                   YEAR OF
                                                                                  EXPIRATION
                                    NAME                                  AGE      OF TERM
    --------------------------------------------------------------------  ---     ----------
    Melvin Simon........................................................  69         1997
    Herbert Simon.......................................................  61         1997
    David Simon.........................................................  34         1997
    Richard S. Sokolov..................................................  46         1997
    Edward J. DeBartolo, Jr. ...........................................  49         1997
    M. Denise DeBartolo York............................................  45         1997
    Birch Bayh..........................................................  68         1997
    William T. Dillard, II..............................................  51         1998
    G. William Miller...................................................  71         1998
    Frederick W. Petri..................................................  49         1999
    Terry S. Prindiville................................................  60         1998
    J. Albert Smith, Jr.................................................  55         1999
    Philip J. Ward......................................................  47         1999



     Set forth below is a summary of the business experience of the directors of the Company.



     Melvin Simon is the Co-Chairman of the Board of Directors. In addition, he is the Chairman of the Board of Directors of Melvin Simon & Associates, Inc. ("MSA, Inc."), a company he founded in 1960 with his brother, Herbert Simon.



     Herbert Simon is the Co-Chairman of the Board of Directors. Mr. Simon served as Chief Executive Officer from the Company's incorporation through January 2, 1995, when he was appointed Co-Chairman of the Board. In addition, Mr. Simon is the Chief Executive Officer and President of MSA, Inc., positions he has held since its founding. Mr. Simon is also a director of Kohl's Corporation, a specialty retailer.



     David Simon is the Chief Executive Officer of the Company. Mr. Simon served as President from the Company's incorporation until the Merger and was appointed Chief Executive Officer on January 3, 1995. In addition, he has been Executive Vice President, Chief Operating Officer and Chief Financial Officer of MSA, Inc. since 1990. From 1988 to 1990, Mr. Simon was Vice President of Wasserstein Perella & Company, a firm specializing in mergers and acquisitions. He is the son of Melvin Simon, the nephew of Herbert Simon and a director of Healthcare Compare Corp. Mr. Simon served as President from the Company's incorporation until the Merger.



     Richard S. Sokolov has been the President, Chief Operating Officer and a director of the Company since the Merger. He was the President, Chief Executive Officer and a director of the DRC from its incorporation until the Merger. Prior to that he had served as Senior Vice President, Development of EJDC since 1986 and as Vice President and General Counsel since 1982. In addition, Mr. Sokolov is a trustee and a member of the Executive Committee of the International Council of Shopping Centers.



     Edward J. DeBartolo, Jr. was the Chairman of the DRC Board of Directors from its incorporation until the Merger. Mr. DeBartolo has been President and Chief Executive Officer of EJDC since 1994 and a director of EJDC since 1973. He previously served as President and Chief Administrative Officer of EJDC since 1979. He has been associated with EJDC in an executive capacity since 1973. Mr. DeBartolo is Chairman of the San Francisco 49ers professional football team and is also Chairman and Chief Executive Officer of DeBartolo Entertainment, Inc. EJDC owns a majority of the interests in the San Francisco 49ers. Mr. DeBartolo, Jr. is the son of the late Edward J. DeBartolo and the brother of M. Denise DeBartolo York.

     M. Denise DeBartolo York was a director of DRC from February 1995 until the Merger. She serves as Chairman of the Board of EJDC and DeBartolo, Inc. Ms. York previously served EJDC as Executive Vice President of Personnel/Communications and has been associated with EJDC in an executive capacity since 1975. She is the daughter of the late Edward J. DeBartolo and the sister of Edward J. DeBartolo, Jr.



     Birch Bayh, a director of the Company since the Company's initial public offering (the "IPO"), is the senior partner in the Washington, D.C. law firm of Bayh, Connaughton & Malone, P.C. He served as a United States Senator from Indiana from 1963 to 1981. Mr. Bayh also serves as a director of ICN Pharmaceuticals and Acordia, Inc.



     William T. Dillard, II, a director of the Company since the IPO, is President and Chief Operating Officer of Dillard Department Stores, Inc., a retailing chain, a position he has held since 1977. Mr. Dillard also serves as a director of Dillard Department Stores, Inc., Frederick Atkins, Inc., Texas Commerce Bancshares, Inc., Acxiom Corporation and Barnes & Noble, Inc.



     G. William Miller was a director of DRC from DRC's initial public offering (the "DRC IPO") until the Merger. He has been Chairman of the Board and Chief Executive Officer of G. William Miller & Co. Inc., a merchant banking firm, since 1983. He is a former Secretary of the U.S. Treasury and a former Chairman of the Federal Reserve Board. From January 1990 until February 1992, he was Chairman and Chief Executive Officer of Federated Stores, Inc., the parent company of predecessors to Federated Department Stores, Inc. Mr. Miller is Chairman of the Board and a director of Waccamaw Corporation. He is also a director of GS Industries, Inc., Kleinwort Benson Australian Income Fund, Inc. and Repligen Corporation.



     Fredrick W. Petri was a director of DRC from the DRC IPO until the Merger. He is a partner of Petrone, Petri & Company, a real estate investment firm he founded in 1993, and an officer of Housing Capital Company since its formation in 1994. Prior thereto, he was an Executive Vice President of Wells Fargo Bank, where for over 18 years he held various real estate positions. Mr. Petri is currently a trustee of the Urban Land Institute and a director of Storage Trust Realty. He previously was a member of the Board of Governors and a Vice President of the National Association of Real Estate Investment Trusts and a director of the National Association of Industrial and Office Park Development. He is a director of the University of Wisconsin's Real Estate Center.



     Terry S. Prindiville, a director of the Company since the IPO, served as Executive Vice President and Director of Support Services of J.C. Penney Company, Inc. a retailing chain from 1988 until 1995. He is also the Chairman of the Board of Directors of JCP Realty, Inc., a wholly-owned subsidiary of J.C. Penney Company, Inc.



     J. Albert Smith, Jr., a director of the Company since the IPO, is the President of Bank One, Indianapolis, NA, a commercial bank, a position he has held since September 30, 1994. Prior to his current position, he was the President of Bank One Mortgage Corporation, a mortgage banking firm, a position he held since 1975.



     Philip J. Ward was a director of DRC from the DRC IPO until the Merger. He is Senior Managing Director, Head of Real Estate Investments, for CIGNA Investments, Inc., a wholly-owned subsidiary of CIGNA Corporation. He is a member of the International Council of Shopping Centers, the Urban Land Institute, the National Association of Industrial and Office Parks and the Society of Industrial and Office Realtors. He is a director of the Connecticut Housing Investment Fund.

SENIOR MANAGEMENT OF THE SIMON DEBARTOLO GROUP

     The following table sets forth certain information with respect to the executive officers of the Company.


                  NAME                AGE                        POSITION
    --------------------------------  ---     ----------------------------------------------
    Melvin Simon(1).................  69      Co-Chairman
    Herbert Simon(1)................  61      Co-Chairman
    David Simon(1)..................  34      Chief Executive Officer
    Richard S. Sokolov..............  46      President and Chief Operating Officer
                                              Executive Vice President--Corporate
    Randolph L. Foxworthy...........  51      Development
    William J. Garvey...............  57      Executive Vice President--Property Development
    James A. Napoli.................  50      Executive Vice President--Leasing
                                              Executive Vice President -- Property
    John R. Neutzling...............  44      Management
    James M. Barkley................  44      General Counsel; Secretary
    Stephen E. Sterrett.............  41      Treasurer


- ---------------
(1) Melvin Simon is the brother of Herbert Simon and the father of David Simon.


     Set forth below is a summary of the business experience of the executive officers of the Company.



     Mr. Foxworthy is the Executive Vice President -- Corporate Development. He served as a Director of the Company from the IPO until the Merger. Mr. Foxworthy joined MSA, Inc. in 1980 and has been an Executive Vice President of MSA, Inc. since 1986 in charge of Corporate Development and has held the same position with the Company since the IPO. Prior to assuming the position of Executive Vice President, Mr. Foxworthy served as General Counsel, in which capacity he supervised all legal operations of MSA, Inc.



     Mr. Garvey is the Executive Vice President -- Property Development. Mr. Garvey, who was Executive Vice President and Director of Development at MSA, Inc., joined MSA, Inc. in 1979 and has held various positions with MSA, Inc. since that date and has held his current position with the Company since the IPO.



     Mr. Napoli is the Executive Vice President -- Leasing of the Company. Mr. Napoli also served as Executive Vice President and Director of Leasing of MSA, Inc. and has held his current position with the Company since the IPO. Mr. Napoli was Executive Vice President and Director of Leasing for May Centers, Inc. before he joined MSA, Inc. in 1989.



     Mr. Neutzling is the Executive Vice President -- Property Management, and as such oversees all property and asset management functions of the Company. He has held his current position with the Company since the IPO. Mr. Neutzling joined MSA, Inc. in 1974 and has held various positions with MSA, Inc. since that date.



     Mr. Barkley serves as General Counsel and Secretary. Mr. Barkley holds the same position for MSA, Inc. and has held his current position with the Company since the IPO. He joined MSA, Inc. in 1978 as Assistant General Counsel for Development Activity.



     Mr. Sterrett serves as Treasurer and has held his current position with the Company since the IPO. He joined MSA, Inc. in 1989 and has held various positions with MSA, Inc. since that date. Prior to that, he was a Senior Manager at Price Waterhouse.

                    DESCRIPTION OF SERIES B PREFERRED SHARES


     The description of the particular terms of the Series B Preferred Shares offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Series B Preferred Shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL


     The Board of Directors of the Company is authorized to establish one or more classes and series of capital stock, including series of preferred stock, from time to time and to establish the number of shares in each class or series and to fix the preferences, conversion and other rights of such series, including but not limited to, the fixing of distribution rights, distribution rates, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption (including sinking fund provisions) of such class or series, and the liquidation preference, without any further vote or actions by the stockholders (except in limited circumstances by holders of Series A Preferred Stock), unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed.



     On September 17, 1996, the Board of Directors of the Company adopted the relevant resolutions with respect to the designation and issuance of the Series B Preferred Stock. The following summary of the terms and provisions of the Series B Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Company's Amended and Restated Articles of Incorporation (the "Charter") and the Articles Supplementary designating the Series B Preferred Shares (the "Designating Amendment"), each of which is available from the Company.



     The registrar, transfer agent and distributions disbursing agent for the Series B Preferred Shares will be First Chicago Trust Company of New York.


     Application has been made to list the Series B Preferred Shares on the NYSE, subject to official notice of issuance. If so approved, trading of the Series B Preferred Shares on the NYSE is expected to commence within a 30-day period after the date of initial delivery of the Series B Preferred Shares. See "Underwriting."

DISTRIBUTIONS


     Holders of the Series B Preferred Shares shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for
the payment of distributions, cumulative cash distributions at the rate of   %
of the liquidation preference per annum. Distributions on the Series B Preferred Shares offered hereby shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on or about the last day of each
            ,             ,             and             or, if not a business
day, the succeeding business day (each, a Distribution Payment Date"). The first distribution on the Series B Preferred Shares offered hereby will be paid on
            . Any distributions payable on the Series B Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Directors of the Company for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").



     No distributions on the Series B Preferred Shares shall be authorized by the Board of Directors of the Company or be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Shares will not bear interest and holders of the Series B Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above.


     The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Series B Preferred Shares to the Operating Partnership in
exchange for   % Series B Preferred Units in the Operating Partnership, the
economic terms of which will be substantially identical to the Series B Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series B Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series B Preferred Shares) prior to any distribution of cash or assets to the holders of the Units or to the holders of any other interests in the Operating Partnership, except for any other series or preference units ranking on a parity with the Series B Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT.



     Any distribution payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.


     If, for any taxable year, the Company elects to designate as "capital gain distributions" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to holders of all classes of shares (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series B Preferred Shares shall be the amount that the total distributions paid or made available to the holders of the Series B Preferred Shares for the year bears to the Total Distributions.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series B Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Company's Board of Directors in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Stock or any other capital shares that rank junior to the Series B Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company. For further information regarding the rights of the holders of the Series B Preferred Shares upon the liquidation, dissolution or winding up of the Company, see "Description of Securities -- Preferred Stock -- Liquidation Preference" in the accompanying Prospectus.

REDEMPTION

     The Series B Preferred Shares are not redeemable prior to             . On
and after             , the Company, at its option upon not less than 30 nor
more than 60 days' written notice, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price of
$          per share, plus all accrued and unpaid distributions thereon to the date fixed for redemption (except as provided below), without interest, to the extent the Company will have funds legally available therefor. The redemption price of the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid distributions) may be paid solely from the sale proceeds of other capital stock of the Company and not from any other source. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depositary shares, interests, participation, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional Series B Preferred Shares) or by any other equitable method determined by the Company. See "Description of Securities -- Preferred Stock -- Redemption" in the accompanying Prospectus.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series B Preferred Shares to be redeemed; (iv) the place or places where the certificates evidencing the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder.


     The holders of Series B Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the dividend payable with respect to such Series B Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Company's default in the payment of the distribution due. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares to be redeemed.


     The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "-- Restrictions on Ownership" below).

VOTING RIGHTS


     In any matter in which the Series B Preferred Shares are entitled to vote (as expressly provided herein, as may be required by law or as required by the rules of the New York Stock Exchange), including any action by written consent, each Series B Preferred Share shall be entitled to one vote.



     If distributions on the Series B Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of Series B Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors of the Company until all distribution arrearages have been paid.


CONVERSION

     The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

RESTRICTIONS ON OWNERSHIP

     In order to maintain its qualification as a REIT, the Company's Charter imposes limitations on the number of shares of capital stock, including Series B Preferred Shares, that may be owned by any single person or affiliated group. For information regarding such restrictions on ownership of Series B Preferred Shares, see "Restrictions on Transfer" in the accompanying Prospectus.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES



     SALE OR EXCHANGE OF SERIES B PREFERRED SHARES. Upon the sale or exchange of Series B Preferred Shares to or with a person other than the Company, a shareholder will generally recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits) and (ii) the shareholder's adjusted tax basis in such shares. Such gain or loss will be a capital gain or loss if the Series B Preferred Shares have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. Any loss upon a sale or exchange of Series B Preferred Shares by a shareholder who held such Series B Preferred Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Series B Preferred Shares.



     REDEMPTION OF SERIES B PREFERRED SHARES. A redemption of Series B Preferred Shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete termination" of the shareholder's share interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, Series B Preferred Shares considered to be owned by a shareholder by reason of certain constructive ownership rules set forth in the Code, as well as Series B Preferred Shares actually owned by such shareholder, must generally be taken into account. If a particular shareholder of Series B Preferred Shares owns (actually or constructively) no shares of Common Stock of the Company, or an insubstantial percentage of the outstanding shares of Common Stock of the Company, a redemption of Series B Preferred Shares of such shareholder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular shareholder of Series B Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective shareholders of Series B Preferred Shares are encouraged to consult their own tax advisors to determine such tax treatment.



     If a redemption of Series B Preferred Shares in not treated as a distribution taxable as a dividend to a particular shareholder, it will be treated as to that shareholder as a taxable sale or exchange. (See "Sale or Exchange of the Series B Preferred Shares" above.)



     If a redemption of Series B Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by such shareholder. The shareholder's adjusted basis in the redeemed Series B Preferred Shares for tax purposes will be transferred to such shareholder's remaining shares of the Company. If the shareholder owns no other shares of the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

                                  UNDERWRITING


     Subject to the terms and conditions contained in the terms agreement and related underwriting agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Dean Witter Reynolds Inc., PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives") has severally agreed to purchase from the Company, the number of Series B Preferred Shares set forth after its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Series B Preferred Shares if any are purchased.



                                                                              NUMBER OF
                              UNDERWRITER                             SERIES B PREFERRED SHARES
    ----------------------------------------------------------------  -------------------------
    Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated....................................
    Dean Witter Reynolds Inc. ......................................
    PaineWebber Incorporated........................................
    Prudential Securities Incorporated..............................
    Smith Barney Inc. ..............................................
              Total.................................................


     The Representatives have advised the Company that they propose initially to offer the Series B Preferred Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain
dealers at such price less a concession not in excess of $          per share.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of $          to certain other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.


     The Company had granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up
to           additional Series B Preferred Shares at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of Series B Preferred Shares to be purchased by it shown in the foregoing table bears to the
          Series B Preferred Shares offered hereby.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Application has been made to list the Series B Preferred Shares on the NYSE. If so approved, trading of the Series B Preferred Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series B Preferred Shares. The Representatives have advised the Company that they intend to make a market in the Series B Preferred Shares prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Series B Preferred Shares, however, and may cease market making activities if commenced at any time.


     Merrill Lynch from time to time provides investment banking and financial advisory services to the Company. Merrill Lynch has also acted as representative of various underwriters in connection with public offerings of the Company's Common Stock. The Company has agreed to pay Merrill Lynch a fee of approximately $4 million for financial advisory services provided by Merrill Lynch to the

Company in connection with the Merger.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


                                  (UNAUDITED)



     The accompanying financial statements present the unaudited pro forma combined condensed balance sheet of the Company as of June 30, 1996 and the unaudited pro forma combined condensed statements of operations of the Company for the six-month period ended June 30, 1996 and for the year ended December 31, 1995.



     The unaudited pro forma combined condensed balance sheet as of June 30, 1996 is presented as if the issuance of $200 million of Series B Cumulative Redeemable Preferred Stock (the "Offering") and the Merger and related transactions thereto had occurred on June 30, 1996. The unaudited pro forma combined condensed statements of operations for the six-month period ended June 30, 1996 and for the year ended December 31, 1995 are presented as if the Offering and the Merger and related transactions thereto had occurred as of January 1, 1995 and carried forward through June 30, 1996.



     Preparation of the pro forma financial information was based on assumptions deemed appropriate by the management of the Company. The assumptions give effect to the Offering and the Merger and related transactions thereto under the purchase and affiliates method of accounting in accordance with generally accepted accounting principles and the combined entity qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the periods presented. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information should be read in conjunction with the historical financial statements of the Company included in or incorporated by reference in the accompanying Prospectus and the historical financial statements and DRC.



     The pro forma adjustments included in the unaudited pro forma combined financial statements are based upon currently available information and upon certain assumptions that management of the Company believes are reasonable. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

                          SIMON DEBARTOLO GROUP, INC.


                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                                  (UNAUDITED)



                                                                    MERGER AND
                                                                      RELATED             PRO
                                                                   TRANSACTIONS          FORMA         OFFERING
                                    SPG               DRC            PRO FORMA         COMBINED        PRO FORMA         TOTAL
                              (HISTORICAL)(A)   (HISTORICAL)(A)     ADJUSTMENTS        CONDENSED      ADJUSTMENT       PRO FORMA
                              ---------------   ---------------   ---------------   ---------------   -----------      ----------
ASSETS:
  Investment in properties,
    partnerships and joint
    ventures, net...........    $ 2,243,674       $ 1,349,147       $ 1,618,373(B)    $ 5,211,194     $       --        5,211,194
  Cash, cash equivalents and
    short-term
    investments.............         65,556            45,938           (34,400)(C)        77,094             --           77,094
  Receivables...............        141,520            40,754           (26,934)(D)       155,340             --          155,340
  Note receivable from the
    SPG, LP Management
    Company.................         91,478                --                --            91,478             --           91,478
  Other assets..............        120,734           118,136           (59,312)(E)       179,558             --          179,558
                                 ----------        ----------        ----------                       ----------
         Total assets.......    $ 2,662,962       $ 1,553,975       $ 1,497,727       $ 5,714,664     $       --       $5,714,664
                                 ==========        ==========        ==========                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
  Mortgages and other notes
    payable.................    $ 2,178,539       $ 1,479,515       $     4,593(F)    $ 3,662,647     $ (193,000 )(I)  $3,469,647
  Accounts payable, accrued
    expenses and other
    liabilities.............        194,998            80,035            (2,801)(G)       272,232             --          272,232
  Investment in the SPG, LP
    Management Company......         19,740                --                --            19,740             --           19,740
                                 ----------        ----------        ----------                       ----------
    Total liabilities.......      2,393,277         1,559,550             1,792         3,954,619     $ (193,000 )      3,761,619
                                 ----------        ----------        ----------                       ----------
LIMITED PARTNERS' INTEREST
  IN THE PARTNERSHIPS.......         68,525            (2,126)          576,877(H)        643,276             --          643,276
STOCKHOLDERS' EQUITY:
  Series A Preferred
    Stock...................         99,923                --                --            99,923             --           99,923
  Series B Preferred
    Stock...................             --                --                --                --        193,000 (J)      193,000
  Common stock..............              7               553              (549)(H)            11             --               11
  Capital in excess of par
    value of Common Stock...        269,757            (4,002)          919,607(H)      1,185,362             --        1,185,362
  Accumulated deficit.......       (162,131)               --                --          (162,131)            --         (162,131)
  Unamortized restricted
    stock award.............         (6,396)               --                --            (6,396)            --           (6,396)
                                 ----------        ----------        ----------                       ----------
         Total stockholders'
           equity...........        201,160            (3,449)          919,058         1,116,769        193,000        1,309,769
                                 ----------        ----------        ----------                       ----------
         Total liabilities
           and stockholders'
           equity...........    $ 2,662,962       $ 1,553,975       $ 1,497,727       $ 5,714,664     $       --       $5,714,664
                                 ==========        ==========        ==========                       ==========


  The accompanying notes and management's assumptions are an integral part of these statements.

                          SIMON DEBARTOLO GROUP, INC.


              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE SIX-MONTHS ENDED JUNE 30, 1996


               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                  (UNAUDITED)



                                                                       MERGER AND
                                                                         RELATED
                                                                       TRANSACTIONS    PRO FORMA       OFFERING
                                         SPG              DRC           PRO FORMA       COMBINED       PRO FORMA        TOTAL
                                     (HISTORICAL)     (HISTORICAL)     ADJUSTMENTS     CONDENSED      ADJUSTMENTS     PRO FORMA
                                     ------------     ------------     -----------     ----------     -----------     ----------
REVENUE
  Minimum rent.....................     $159,076        $114,086        $   1,700(A)   $  274,862       $    --       $  274,862
  Overage rent.....................       10,751           5,635               --          16,386            --           16,386
  Tenant reimbursements............       93,696          45,456               --         139,152            --          139,152
  Other income.....................       19,681          11,455               --          31,136            --           31,136
                                      ----------         -------         --------      ----------
         Total revenue.............      283,204         176,632            1,700         461,536            --          461,536
                                      ----------         -------         --------      ----------
EXPENSES
  Property and other operating
    expenses.......................      107,773          66,484           (5,000)(B)     169,257            --          169,257
  Depreciation and amortization....       51,307          32,432            5,505(C)       89,244            --           89,244
  Merger and Other Transaction
    expenses.......................           --          10,200          (10,200)(D)          --            --               --
                                      ----------         -------         --------      ----------
         Total expenses............      159,080         109,116           (9,695)        258,501            --          258,501
                                      ----------         -------         --------      ----------
OPERATING INCOME...................      124,124          67,516           11,395         203,035            --          203,035
INTEREST EXPENSE...................       79,134          60,759           (5,445)(E)     134,448        (6,904)(H)      127,544
                                      ----------         -------         --------      ----------
INCOME BEFORE MINORITY
  INTEREST.........................       44,990           6,757           16,840          68,587         6,904           75,491
MINORITY PARTNERS' INTEREST........       (1,175)           (325)              --          (1,500)           --           (1,500)
                                      ----------         -------         --------      ----------
INCOME BEFORE UNCONSOLIDATED
  ENTITIES.........................       43,815           6,432           16,840          67,087         6,904           73,991
INCOME FROM UNCONSOLIDATED
  ENTITIES.........................        3,985           8,236               --          12,221            --           12,221
                                      ----------         -------         --------      ----------
INCOME OF THE PARTNERSHIPS'........       47,800          14,668           16,840          79,308          6904           86,212
LESS LIMITED PARTNERS' INTEREST
  IN THE PARTNERSHIPS..............       16,883           5,593            6,569(F)       29,045          (761)(I)       28,284
                                      ----------         -------         --------      ----------
NET INCOME FROM CONTINUING
  OPERATIONS.......................       30,917           9,075           10,271          50,263         7,665           57,928
PREFERRED DIVIDENDS................        4,062              --               --           4,062         8,875(J)        12,937
                                      ----------         -------         --------      ----------
NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  COMMON STOCKHOLDERS BEFORE
  EXTRAORDINARY ITEMS..............     $ 26,855        $  9,075        $  10,271        $ 46,201       $(1,210)      $   44,991
                                      ==========         =======         ========      ==========
NET INCOME BEFORE EXTRAORDINARY
  ITEMS PER SHARE OF COMMON
  STOCK............................        $0.46                                                                           $0.47
                                          ------                                                                           -----
                                          ------                                                                           -----
WEIGHTED AVERAGE SHARES
  OUTSTANDING......................   58,471,201                                                                      96,355,721(G)
                                      ==========


  The accompanying notes and management's assumptions are an integral part of these statements.

                          SIMON DEBARTOLO GROUP, INC.


              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)



                                                                MERGER AND
                                                                  RELATED
                                                               TRANSACTIONS     PRO FORMA       OFFERING
                                     SPG            DRC          PRO FORMA       COMBINED       PRO FORMA         TOTAL
                                 (HISTORICAL)   (HISTORICAL)    ADJUSTMENTS     CONDENSED      ADJUSTMENTS      PRO FORMA
                                 ------------   ------------   -------------    ----------   ---------------    ----------
REVENUE
  Minimum rent.................      $307,849     $205,056       $   3,400(A)     $516,305            --        $  516,305
  Overage rent.................        23,278       12,924              --          36,202            --            36,202
  Tenant reimbursements........       191,535       82,147              --         273,682            --           273,682
  Other income.................        30,995       32,530              --          63,525            --            63,525
                                 ------------   ------------   -------------    ----------   ---------------    ----------
          Total revenue........       553,657      332,657           3,400         889,714            --           889,714
                                 ------------   ------------   -------------    ----------   ---------------    ----------
EXPENSES
  Property and other operating
     expenses..................       209,782      118,498         (10,000)(B)     318,280            --           318,280
  Depreciation and
     amortization..............        92,739       58,603          11,011(C)      162,353            --           162,353
                                 ------------   ------------   -------------    ----------   ---------------    ----------
          Total expenses.......       302,521      177,101           1,011         480,633            --           480,633
                                 ------------   ------------   -------------    ----------   ---------------    ----------
OPERATING INCOME...............       251,136      155,556           2,389         409,081            --           409,081
INTEREST EXPENSE...............       150,224      124,567         (19,695)(E)     255,096       (13,808)(H)       241,288
                                 ------------   ------------   -------------    ----------   ---------------    ----------
INCOME BEFORE MINORITY
  INTEREST.....................       100,912       30,989          22,084         153,985        13,808           167,793
MINORITY PARTNERS' INTEREST....        (2,681)       1,029              --          (1,652)           --            (1,652)
GAIN ON SALE OF ASSET..........         1,871        5,460              --           7,331            --             7,331
                                 ------------   ------------   -------------    ----------   ---------------    ----------
INCOME BEFORE UNCONSOLIDATED
  ENTITIES.....................       100,102       37,478          22,084         159,664        13,808           173,472
INCOME FROM UNCONSOLIDATED
  ENTITIES.....................         1,403        8,865              --          10,268            --            10,268
                                 ------------   ------------   -------------    ----------   ---------------    ----------
INCOME OF THE PARTNERSHIPS.....       101,505       46,343          22,084         169,932        13,808           183,740
LESS LIMITED PARTNERS' INTEREST
  IN THE PARTNERSHIPS..........        40,297       18,715           7,354(F)       66,366        (1,553)(I)        64,813
                                 ------------   ------------   -------------    ----------   ---------------    ----------
NET INCOME FROM CONTINUING
  OPERATIONS...................        61,208       27,628          14,730         103,566        15,361           118,927
PREFERRED DIVIDENDS............         1,490           --              --           1,490        17,750(J)         19,240
                                 ------------   ------------   -------------    ----------   ---------------    ----------
NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE TO
  COMMON STOCKHOLDERS BEFORE
  EXTRAORDINARY ITEMS..........   $    59,718     $ 27,628       $  14,730      $  102,076       $(2,389)       $   99,687
                                    =========    =========      ==========       =========   ===========         =========
NET INCOME BEFORE EXTRAORDINARY
  ITEMS PER SHARE OF COMMON
  STOCK...                              $1.08                                                                        $1.07
                                        -----                                                                        -----
                                        -----                                                                        -----
WEIGHTED AVERAGE SHARES
  OUTSTANDING..................    55,312,078                                                                   93,196,598(G)
                                    =========                                                                    =========


  The accompanying notes and management's assumptions are an integral part of these statements.

                          SIMON DEBARTOLO GROUP, INC.



                      NOTES AND MANAGEMENT ASSUMPTIONS TO


               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


         (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


1. ACCOUNTING TREATMENT


     The exchange of DRC Common Stock for Company Common Stock, the merger, and transfer by the Company and the limited partners of SPG, L.P. (the "SPG, L.P. Limited Partners") of their interests in SPG, L.P. to the Operating Partnership under the contribution agreement technically result in a reverse merger for financial reporting purposes. In substance, the interests of DRC and the limited partners of the Operating Partnership (the "DRC Limited Partners") in the Operating Partnership are being acquired and accordingly have been adjusted to fair value in connection with the application of purchase accounting. The interests transferred by the Company and SPG, L.P. Limited Partners to Operating Partnership have been appropriately reflected at historical cost.


2. ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED BALANCE SHEET


(A)   Certain reclassifications have been made to the Company and DRC historical balance sheets to conform to the desired pro forma combined condensed balance sheet presentation.
(B)   Represents adjustments to record the Merger and the related transactions in accordance with the purchase method of accounting, based upon an assumed purchase price of $1,512,960 assuming a market value of Company
      Common Stock of $24.375 (which was the closing price of the Company's
      Common Stock on August 9, 1996), and the exchange ratio of 0.68 (the
      "Exchange Ratio") as follows:
      Value of DRC Common Stock (55,712,529 shares outstanding immediately prior
      to the Merger) and 34,203,623 DRC Operating Partnership interests multiplied by
      the exchange ratio and the market value of the Company's Common Stock....    $1,490,360
      Merger and related transactions costs (see below)........................        22,600
                                                                                   ----------
                                                                                   $1,512,960
                                                                                    =========
      Estimated fees and expenses related to the Merger and the related transactions, as follows:
      Advisory fees............................................................    $   11,000
      Legal and accounting.....................................................         6,200
      Severance and relocation costs...........................................        19,000
                                                                                   ----------
                                                                                       36,200
      Less DRC expenses........................................................       (13,600)
                                                                                   ----------
      Company transaction costs................................................    $   22,600
                                                                                    =========
      Adjustment to reflect investment in properties, partnerships and joint ventures, net at fair value:
      Purchase price (see above)...............................................    $1,512,960
      Historical book value of DRC (equity) deficit acquired:
      Historical book value of the Operating Partnership at June 30, 1996......         5,575
      To adjust equity for the stay bonus and to reflect accelerated vesting of accrued compensation in accordance with the terms of the Merger and
      related transactions.....................................................         5,599
      To reflect DRC's expenses associated with the Merger and related transactions of $13,600 less $10,200 recognized as expense in the six-month
      period ended June 30, 1996 ($1,800 was paid with the balance of $8,400
      accrued).................................................................         3,400
      Adjustments to reflect certain assets and liabilities of DRC at estimated fair value:
      Receivables (see Note (D))...............................................        26,934
      Other assets (see Note (E))..............................................        59,312
      Mortgages and other notes payable (see Note (F)).........................         4,593
                                                                                   ----------
      Adjustment required to reflect investment in properties, partnerships and joint
      ventures, net at fair value..............................................    $1,618,373
                                                                                    =========

                          SIMON DEBARTOLO GROUP, INC.



                      NOTES AND MANAGEMENT ASSUMPTIONS TO


       PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION -- (CONTINUED)



(C)   To reflect the decrease in cash and cash equivalents due to the estimated
      Merger
      and related transactions costs, including expenses of DRC, of $36,200 less cash
      payments made of $1,800..................................................    $  (34,400)
                                                                                    =========
(D)   To reflect the adjustment to eliminate DRC's deferred asset related to the
      straight-lining of rent related to leases................................    $  (26,934)
                                                                                    =========
(E)   To reflect the following adjustments to other assets:
      To eliminate deferred financing, interest rate buy-downs and similar costs related
      to mortgages and other notes payable and organization costs..............    $  (53,536)
      To adjust DRC's historical basis in the DRC Management Company to estimated
      fair market value of $15,000.............................................        13,428
      To eliminate deferred leasing costs......................................       (19,204)
                                                                                   ----------
                                                                                   $  (59,312)
                                                                                    =========
(F)   To record a premium required to adjust mortgages and other notes payable to estimated fair value based on current analysis completed on an
      instrument by instrument basis...........................................    $    4,593
                                                                                    =========
(G)   To reflect the following adjustments to accounts payable, accrued liabilities and
      other liabilities:
      1. To record accrued compensation expense related to the stay bonus
      ($8,467) less the portion which vests immediately for which DRC Common
         Stock was issued ($1,325) and to reflect the accelerated vesting of
         accrued compensation settled with DRC Common Stock ($1,543)...........    $    5,599
      2. To eliminate accrued DRC Merger and related transactions costs paid in
      (C) above................................................................        (8,400)
                                                                                   ----------
                                                                                   $   (2,801)
                                                                                    =========
(H)   To adjust DRC's shareholders' equity and the DRC Limited Partners'
      interests to reflect the issuance of 37,884,520 shares of Company Common
      Stock and the conversion of the DRC Limited Partners' interests in the
      Operating Partnership into Units at the Exchange Ratio (assuming that there were 55,712,529 shares of DRC Common Stock and 34,203,623 DRC
      Limited Partners' Units outstanding immediately prior to the Merger and related transactions) with an assumed value of $24.375 per share and per unit (which was the closing price of the Company's Common Stock on August
      9, 1996), in exchange for substantially all of the outstanding DRC Common
      Stock and Units, as follows:



                                                                                                      TOTAL EQUITY
                                                                                                         OF THE
                                                                          TOTAL                       PARTNERSHIPS'
                                                                         COMMON         LIMITED          BEFORE
                                                                      STOCKHOLDERS'    PARTNERS'        PREFERRED
                                           CAPITAL IN                 EQUITY BEFORE   INTEREST IN       UNITS AND
                                  COMMON   EXCESS OF    ACCUMULATED   UNRESTRICTED        THE         UNRESTRICTED
                                  STOCK    PAR VALUE      DEFICIT      STOCK AWARD    PARTNERSHIPS    STOCK AWARDS
                                  ------   ----------   -----------   -------------   ------------   ---------------
Value of Shares and Interests
  Acquired......................  $   4    $  923,431    $      --      $ 923,435       $566,925       $ 1,490,360
Historical Value of the
  Company.......................      7       269,757     (162,131)       107,633         68,525           176,158
                                  ------   ----------   -----------   -------------   ------------   ---------------
Combined Equity.................     11     1,193,188     (162,131)     1,031,068        635,450         1,666,518
                                  ======== ==========   ===========   ============    ===========    ==============
Pro Forma Ownership.............                                            61.4%          38.6%            100.0%
                                                                      ============    ===========    ==============
Pro Forma Equity................     11     1,185,362     (162,131)     1,023,242        643,276         1,666,518
Less Historical Value of the
  Company.......................      7       269,757     (162,131)       107,633         68,525           176,158
Less Historical Value of DRC....    553        (4,002)          --         (3,449)        (2,126)           (5,575)
                                  ------   ----------   -----------   -------------   ------------   ---------------
Pro Forma Adjustments...........  $(549 )  $  919,607    $      --      $ 919,058       $576,877       $ 1,495,935
                                  ======== ==========   ===========   ============    ===========    ==============

                          SIMON DEBARTOLO GROUP, INC.



                      NOTES AND MANAGEMENT ASSUMPTIONS TO


       PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION -- (CONTINUED)



(I)   To reflect the use of $193,000 in net proceeds from the Offering to repay existing mortgage indebtedness of $142,800 with an average interest rate of 7.28% and to reduce the amount outstanding under one of the Company's
      credit facilities of $50,200 with an interest rate of 6.81%.                 $ (193,000)
                                                                                    =========
(J)   To reflect the Offering which results in the issuance of an estimated
      8,000,000 shares of Series B Preferred Stock at $25 per share at an estimated dividend rate of 8.875% with estimated issuance costs of
      $7,000.                                                                      $  193,000
                                                                                    =========


3. ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS


     Immediately prior to the Merger and related transactions, DRC will expense $8,467 in connection with the Stay Bonus which has not been included in the Pro Forma Combined Condensed Statements of Operations. DRC will also incur $13,600 of expenses in connection with the Merger and related transactions, of which $10,200 was accrued as of June 30, 1996, which have not been included in the Pro Forma Combined Condensed Statements of Operations.



                                                                      FOR THE
                                                                    SIX MONTHS       FOR THE YEAR
                                                                       ENDED             ENDED
                                                                   JUNE 30, 1996   DECEMBER 31, 1995
                                                                   -------------   -----------------
(A)   To recognize revenue from straight-lining rent related to
      leases which will be reset in connection with the Merger
      and related transactions...................................   $      1,700      $     3,400
                                                                     ===========      ===========
(B)   To reflect cost savings to eliminate duplicative public
      company costs and other identified redundancies which have been estimated based upon historical costs for those items
      as a result of the Merger and related transactions.........   $     (5,000)     $   (10,000)
                                                                     ===========      ===========
(C)   To reflect the increase in depreciation as a result of
      recording the investment properties of DRC at acquisition
      value versus historical cost and utilizing an estimated
      useful life of 35 years offset by the decrease in
      amortization expense as a result of the elimination of
      deferred leasing costs.....................................   $      5,505      $    11,011
                                                                     ===========      ===========
(D)   To reflect the elimination of Merger and related
      transactions related costs expensed during the six-month
      period ended June 30, 1996.................................   $    (10,200)     $        --
                                                                     ===========      ===========
(E)   To reflect the following adjustments to interest expense:
      (1) To reflect the elimination of amortization of deferred mortgage
      costs, related to DRC, written-off in connection with the
      Merger and related transactions............................   $     (5,062)     $   (18,929)
      (2) To reflect the amortization of the premium required to adjust
      mortgages and other notes payable to fair value............           (383)            (766)
                                                                     -----------      -----------
                                                                    $     (5,445)     $   (19,695)
                                                                     ===========      ===========
(F)   To adjust the allocation of the Limited Partners' interest after giving effect to the Merger and related transactions in the net income of the Partnerships, after consideration of the preferred unit distribution. The Limited Partners'
      pro forma weighted average ownership interest for the six
      months ended June 30, 1996 and for the year ended December
      31, 1995 was 38.6% and 39.4% , respectively................   $      6,569      $     7,354
                                                                     ===========      ===========

                          SIMON DEBARTOLO GROUP, INC.



                      NOTES AND MANAGEMENT ASSUMPTIONS TO


       PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION -- (CONTINUED)



                                                                      FOR THE
                                                                    SIX MONTHS       FOR THE YEAR
                                                                       ENDED             ENDED
                                                                   JUNE 30, 1996   DECEMBER 31, 1995
                                                                    -----------       -----------
(G)   The pro forma weighted average common shares outstanding is computed as follows:
      SPG Historical Weighted Average Shares Outstanding.........     58,471,201       55,312,078
      Issuance of shares of SPG Common Stock in connection with
      the Merger and related transactions (assuming that there
        are 55,712,529 shares of DRC Common Stock outstanding
        immediately prior to the Effective Time).................     37,884,520       37,884,520
                                                                     -----------      -----------
                                                                      96,355,721       93,196,598
                                                                     ===========      ===========
(H)   To reflect the reduction in interest expense as a result of the use of the net proceeds of $193,000 from the
      Offering...................................................   $     (6,904)     $   (13,808)
                                                                     ===========      ===========
(I)   To adjust the allocation of the Limited Partners' interest after giving effect to Offering and the Merger and related transactions in the net income of the Partnerships after
      consideration of the preferred unit distribution related to the Series B Preferred Stock. The Limited Partners' pro
      forma weighted average ownership interest for the six
      months ended June 30, 1996 and for the year ended December
      31, 1995 was 38.6% and 39.4%, respectively.................   $       (761)     $    (1,553)
                                                                     ===========      ===========
(J)   To reflect dividends related to the Offering...............   $      8,875      $    17,750
                                                                     ===========      ===========

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BUT HAS NOT BEEN DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, dated September 17, 1996


PROSPECTUS

                                  $750,000,000


                          SIMON DEBARTOLO GROUP, INC.
         COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES AND WARRANTS
                            ------------------------

     Simon DeBartolo Group, Inc. (the "Company") may from time to time offer (i) shares of its common stock, par value $0.0001 per share ("Common Stock"), (ii) in one or more series, shares of its preferred stock, par value $0.0001 per share ("Preferred Stock"), (iii) in one or more series, its Preferred Stock represented by depositary shares ("Depositary Shares") and (iv) warrants to purchase Common Stock or Preferred Stock ("Warrants"), with an aggregate public offering price of up to $750,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Warrants (collectively, the "Securities") may be offered, separately or together, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional Preferred Stock represented by each Depositary Share; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to assist in maintaining the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement also will contain information, where applicable, about the material U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

     The Securities may be offered directly or through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities. Shares of Common Stock may also be issued pursuant to this Prospectus to holders of units in the Simon-DeBartolo Group, L.P. ("Units") in exchange for their Units, which Units may be exchanged for shares of Common Stock on a one-for-one basis or cash, as selected by the Company, pursuant to the partnership agreement of such partnership. See "Plan of Distribution."
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
            CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
           ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
               REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1996.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. The Company's Common Stock is traded on the New York Stock Exchange ("NYSE"). Reports and other information concerning the Company may be inspected at the principal office of the NYSE at 20 Broad Street, New York, New York 10005.


     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. The Commission maintains a World Wide Web Site (http://www.sec.gov) that contains such material regarding issuers that file electronically with the Commission. This Registration Statement has been so filed and may be obtained at such site. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus.

     1. The Company's Registration Statement on Form S-4 (Registration No. 333-06933), which contains, among other things, a description of the Common Stock, including any amendment or report filed for the purpose of updating such description;

     2. The Company's Proxy Statement dated June 28, 1996, relating to the annual and special meetings of stockholders held on August 7, 1996;

     3. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A-1;

     4. The Company's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1996, as amended by Form 10-Q/A-1, and June 30, 1996; and


     5. The Company's Current Reports on Form 8-K dated March 26, August 9, August 26, and September 18, 1996.


     The Company's Exchange Act filing number is 1-12618.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom a Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits and schedules to such documents). Requests should be directed to: James M. Barkley, General Counsel, at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204, Telephone (317) 636-1600.

                                  THE COMPANY


     The Company,a self-administered and self-managed real estate investment trust ("REIT"), through its subsidiary partnerships, Simon-DeBartolo Group, L.P. (the "Operating Partnership") and Simon Property Group, L.P. ("SPG, LP" and, together with the Operating Partnership, the "Partnerships"), is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. In August 1996, the Company acquired the national shopping center business of DeBartolo Realty Corporation ("DRC"), The Edward J. DeBartolo Corporation ("EJDC") and their affiliates as the result of the merger (the "Merger") of DRC with a subsidiary of the Company. As a result of the Merger, the Company expanded its portfolio by 61 properties and combined the management resources of the merged entities to create one of the most experienced management teams in the shopping center business. Management believes that as a result of the Merger, the Company's portfolio, as measured in gross leasable area ("GLA"), is the largest and most geographically diverse portfolio of any publicly traded REIT in North America. Management also believes that the Company is the largest, as measured by market capitalization of any publicly traded real estate company in North America. Management further believes that the Company's relationships with tenants, access to capital markets and opportunities for economies of scale and operating efficiencies will be enhanced as a result of the Company's substantially increased portfolio size and market capitalization. In conjunction with the Merger, DRC was renamed SD Property Group, Inc. (the "Subsidiary") and is the managing general partner of the Operating Partnership. The Company is a general partner of the Operating Partnership and the sole general partner of SPG, LP. As of September 17, 1996, 61.4% of the equity interest in the Operating Partnership was owned by the Company and 38.6% was owned by certain limited partners of the Operating Partnership, including the Simons (defined below), certain members of the DeBartolo family, including certain affiliates and trusts and estates established for their benefit (collectively, the "DeBartolos"), and other limited partners.



     In addition, SPG, LP holds substantially all of the economic interest in, and Melvin Simon, Herbert Simon, David Simon and certain of their affiliates, including certain other Simon family members and estates, trusts and other entities established for their benefit (collectively, the "Simons") or their affiliates hold the voting stock of, M.S. Management Associates, Inc. (the "SPG Management Company"), which manages regional malls and community shopping centers not wholly owned by the Partnerships and certain other properties and also engages in certain property development activities. The Operating Partnership holds substantially all of the economic interest in, and the SPG Management Company holds substantially all of the voting stock of, DeBartolo Properties Management, Inc. (the "DRC Management Company"), which provides architectural, design, construction and other services to substantially all of the Portfolio Properties (as defined below) owned by the Operating Partnership, as well as certain other regional malls and community shopping centers owned by third parties.



     As of June 30, 1996, on a combined basis, adjusted to give effect to the Merger and related transactions thereto as though they had occurred prior to such date: the Company owns or holds interests in a diversified portfolio of 183 income producing properties (the "Portfolio Properties"), including 111 super-regional and regional malls, 66 community shopping centers, two specialty retail centers and four mixed-use properties located in 32 states; the Portfolio Properties contain an aggregate of approximately 110 million square feet of GLA, of which approximately 65 million square feet is GLA owned by the Company ("Owned GLA"); more than 3,600 different retailers occupy approximately 12,000 stores in the Portfolio Properties; total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal 1995; the Company has interests in eight properties under construction in the United States aggregating an additional 7 million square feet of GLA, and owns land held for future development; and the Operating Partnership, together with the SPG Management Company and its affiliated management companies, manage over 127 million square feet of GLA of retail and mixed-use properties.



     Each of the Company and the Subsidiary has elected to be taxed as a real estate investment trust (a "REIT") under sections 856 through 860 of the Internal Revenue Code, as amended (the "Code"), and applicable Treasury Regulations relating to REIT qualification. The Company provides management, leasing, accounting, design and construction expertise through its own personnel or, where appropriate, through outside professionals.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, proceeds to the Company from any sale of the Securities offered hereby will be added to the working capital of the Company and will be available for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions associated with the continued expansion of the Partnerships' business.

                       RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


     The Company's ratio of earnings to fixed charges and preferred stock dividends for the six months ended June 30, 1996 and 1995 was 1.47x and 1.59x, respectively, and for the fiscal years ended December 31, 1995 and 1994 was 1.66x and 1.43x, respectively. From the commencement of its operations on December 20, 1993 through December 31, 1993, the ratio of earnings to fixed charges and preferred stock dividends for the Company was 3.36x. The pro forma ratio of earnings to fixed charges and preferred stock dividends for the six months ended June 30, 1996 and for the fiscal year ended December 31, 1995 of the Company, assuming the Merger and related transactions had occurred as of January 1, 1995 and carried forward through June 30, 1996, was 1.50x and 1.71x, respectively.


     For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs, plus any dividends on outstanding preferred stock.


     Prior to the commencement of business by the Company in December, 1993, the predecessor of the Company maintained a different ownership and equity structure. The predecessor's operating properties have historically generated positive net cash flow. The financial statements of the predecessor show net income for the period January 1, 1993 through December 19, 1993, and net losses for the fiscal years ended December 31, 1992 and 1991. The ratio of earnings to fixed charges and preferred stock dividends for the period January 1, 1993 through December 19, 1993 was 1.11x. As a consequence of the net losses for the fiscal years ended December 31, 1992 and 1991, the computation of the ratio of earnings to fixed charges and preferred stock dividends for these fiscal years indicates that earnings were inadequate to cover fixed charges by approximately $12.8 million and $18.7 million, respectively.



     The new capitalization of the Company effected in December 1993 in connection with its initial public offering permitted the Company to deleverage significantly resulting in an improved ratio of earnings to fixed charges and preferred stock dividends subsequent to its commencement of operations.


                         DESCRIPTION OF THE SECURITIES

     The following summary is a description of certain provisions of the Amended and Restated Articles of Incorporation (the "Charter") and the Amended and Restated By-laws (the "By-laws") of the Company, each as in effect on the date hereof. This summary does not purport to be complete and is qualified by reference to the Charter and By-laws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


     Under the Charter, the total number of shares of all classes of capital stock that the Company has authority to issue is 650,000,000 shares, par value $0.0001 per share, currently consisting of 383,996,000 shares of Common Stock, 12,000,000 shares of Class B common stock, par value $0.0001 per share (the "Class B Common Stock"), 4,000 shares of Class C common stock, par value $0.0001 per share (the "Class C Common Stock"), 4,000,000 shares of Series A preferred stock, par value $0.0001 per share (the "Series A Preferred Stock"), and 250,000,000 shares of Excess Stock.


COMMON STOCK

  Common Stock, Class B Common Stock and Class C Common Stock

     Immediately following the consummation of the Merger, the Company had 93,245,854 shares of its Common Stock outstanding, 3,200,000 shares of its Class B Common Stock outstanding and 4,000 shares of its Class C Common Stock outstanding. All outstanding shares of Common Stock, Class B Common Stock and Class C Common Stock are duly authorized, fully paid and nonassessable. Holders of Common Stock, Class B Common Stock and Class C Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of Class B Common Stock and the election of directors elected exclusively by the holders of Class C Common Stock. Holders of Common Stock, Class B Common Stock and Class C Common Stock have no right to cumulative voting for the election of directors. Subject to preferential rights with respect to the Series A Preferred Stock, the holders of Common Stock, Class B Common Stock and Class C Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company (the "Board of Directors") out of funds legally available therefor. If the Company is liquidated, subject to the right of the holders of Series A Preferred Stock (including any Excess Stock into which such Series A Preferred Stock has been converted) to receive preferential distributions, each outstanding share of Common Stock, Class B Common Stock and Class C Common Stock, including shares of Excess Stock (other than those issued upon the conversion of Series A Preferred Stock), if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The holders of Class B Common Stock are entitled to elect four of the 13 directors of the Company, unless their portion of the aggregate equity interest of the Company (including Common Stock, Class B Common Stock and units in the Operating Partnership ("Units") considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of the consummation of the Merger, in which case they will be entitled to elect only two directors of the Company.

     Shares of Class B Common Stock may be converted at the holder's option into an equal number of shares of Common Stock. If the Simons' aggregate equity interest in the Company on a fully diluted basis has been reduced to less than 5%, the outstanding shares of Class B Common Stock convert automatically into an equal number of shares of Common Stock. Shares of Class B Common Stock also convert automatically into an equal number of shares of Common Stock upon the sale or transfer thereof to a person not affiliated with the Simons. Holders of shares of Common Stock and Class B Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of the Company.

     Four thousand shares of Class C Common Stock were authorized and issued to EJDC in connection with the Merger to enable the estate of Edward J. DeBartolo, Edward J. DeBartolo, Jr., M. Denise DeBartolo York, EJDC and certain of their affiliates, including certain other DeBartolo family members and estates and trusts established for their benefit (collectively, the "DeBartolos"), to elect two members of the Board of Directors under the Charter. Except with respect to the right to elect directors, as summarized below, each share of Class C Common Stock has the same rights and restrictions as a share of Class B Common Stock.

     The holders of Class C Common Stock are entitled to elect two of the 13 directors of the Company, unless their portion of the aggregate equity interest of the Company (including Common Stock, Class C Common Stock and Units considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of the closing of the Merger, in which case they will be entitled to elect only one director of the Company.

     Shares of Class C Common Stock may be converted at the holder's option into an equal number of shares of Common Stock. If the DeBartolos' aggregate equity interest in the Company on a fully diluted basis has been reduced to less than 5%, the outstanding shares of Class C Common Stock convert automatically into an equal number of shares of Common Stock. Shares of Class C Common Stock will also convert automatically into an equal number of shares of Common Stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos. Holders of shares of Class C Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of the Company.

  Certain Provisions of the Partnership Agreements of the Partnerships, the Charter and By-Laws and of Maryland Law

     The partnership agreements of the Partnerships provide that the Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Partnerships, which merger requires the approval of the holders of a majority of the Units and the holders of a majority of the units of SPG, LP. These voting requirements might limit the possibility for acquisition or change in control of the Company, even if some of the Company's stockholders deem such a change to be in the Company's and their best interest.

     The Charter and By-laws and certain Maryland statutes contain provisions that may be deemed to have an anti-takeover effect and that may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with its Board of Directors. The Company's management believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

     Pursuant to the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the Board of Directors and by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

  Number of Directors; Filling Vacancies; Removal

     The Charter currently fixes the number of directors of the Board of Directors at 13. It provides that, subject to any separate rights of holders of preferred stock, any vacancy created by the resignation, death or removal of a director elected by the holders of Class B Common Stock will be filled by the holders of the Class B Common Stock, and that any vacancy created by the resignation, death or removal of a director elected by the holders of Common Stock may be filled by a majority of the remaining directors or by the stockholders at a special meeting. If such a vacancy has not been filled within 30 days after it occurs, a special meeting of the holders of Common Stock and Class B Common Stock must be called to fill the vacancy. Accordingly, the Board of Directors could temporarily prevent a stockholder from filling new directorships with such stockholder's own nominees. Two directors will be elected by the holders of Class C Common Stock voting as a separate class, and there are separate provisions with respect to the filling of vacancies of a director elected by the holders of Class C Common Stock.

     The Charter provides that, subject to the right of holders of any class separately entitled to elect one or more directors, if any such right has been granted, directors may be removed only for cause and only upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

     Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

     The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of the Company. This procedure provides that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company, and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or business to be made at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Such notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the By-laws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

  Director Action

     The Charter, By-laws and MGCL generally require that a majority of a quorum is necessary to approve any matter to come before the Board of Directors; however, certain matters including sales of property, transactions with the Simons or the DeBartolos and certain affiliates and certain other matters will also require approval of a majority of independent directors on the Board of Directors. The By-laws require that at least six of such independent directors approve the sale of any property owned by any partnership in which the Company acts as general partner, and the Charter requires that a majority of such independent directors approve any transaction between the Simon DeBartolo Group on the one hand and the Simons and/or the DeBartolos on the other hand.

PREFERRED STOCK

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate.

     The Board of Directors is authorized to establish one or more classes and series of capital stock, including series of preferred stock, from time to time and to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such class or series, without any further vote or actions by the stockholders (except in limited circumstances by holders of Series A Preferred Stock), unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed.

     The Board of Directors is empowered by the Charter to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. The Board of Directors may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holder of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

     The Company currently has outstanding 4,000,000 shares of Series A Preferred Stock. Series A Preferred Stock ranks, with respect to dividends, voting, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation, senior to Common Stock, Class B Common Stock and Class C Common Stock. Classification of authorized but unissued capital stock into additional shares of Preferred Stock and issuance thereof, unless ranking junior to or on a parity with Series A Preferred Stock, must be approved by an 80% vote of the holders of Series A Preferred Stock. The Series A Preferred Stock has no preemptive rights and is not subject to any sinking fund or other obligation of the Company to purchase or redeem it.

     Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of the greater of either (i) $0.5078125 per share per calendar quarter, or (ii) the aggregate amount of dividends paid since the end of the previous calendar quarter on the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, in either case payable in arrears when and as declared by the Board of Directors, out of funds legally available therefor, on the last business day of each quarter. Dividends are cumulative from the payment date of any such declaration and accrue whether or not there are funds of the Company legally available for the payment of such dividends.

     The Company may not declare or pay any dividend on the Common Stock, Class B Common Stock or Class C Common Stock or on any other class of stock ranking junior to Series A Preferred Stock as to dividends and upon liquidation, distribution or winding up of the Company (the Common Stock, Class B Common Stock, Class C Common Stock, and any other such junior class being referred to as the "Junior Stock"), other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and the Company may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or make any distribution in respect thereof, in each case, either directly or indirectly and whether in cash or property or in obligations or shares of the Company, unless and until such time as all accrued and unpaid dividends with respect to Series A Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to Series A Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the affairs of the Company (any or all of such events, a "liquidation"), whether voluntary or involuntary, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company, before any payment shall be made to the holders of the Junior Stock, an amount equal to $25 per share, plus an amount equal to any unpaid cumulative dividends on Series A Preferred Stock accrued to the date when such payment shall be made available to the holders thereof. Neither a consolidation or merger of the Company with or into any other corporation or corporations, nor a sale or transfer by the Company of all or substantially all of its assets, nor a statutory share exchange in which stockholders of the Company may participate shall be deemed to be a liquidation of the Company.

     If dividends on Series A Preferred Stock are in arrears and are unpaid for any four consecutive calendar quarters, then the holders of Series A Preferred Stock (voting as a separate class) have an additional right to vote on any acquisition of the Company by any other entity, including by merger, consolidation or reorganization, as well as on the sale of all or substantially all of the Company's assets. This separate voting right does not arise, however, if (i) the Company's stockholders will have at least 50% of the aggregate voting power of the surviving entity following the merger, consolidation, reorganization or other acquisition, or (ii) the terms of the acquisition or sale provide for the contemporaneous full payment of all accrued and unpaid dividends on the Series A Preferred Stock.

     The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including without limitation:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The distribution rate(s), period(s) or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) The date from which distributions on such Preferred Stock shall accumulate, if applicable;

          (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) The provision for redemption, if applicable, of such Preferred Stock;

          (8) Any listing of such Preferred Stock on any securities exchange;

          (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

          (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

          (12) A discussion of all material federal income tax considerations, if any, applicable to such Preferred Stock that are not discussed in this Prospectus;

          (13) The relative ranking and preferences of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

     Distributions. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash distributions (or distributions in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

     Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Stock does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions to be specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for shares of capital stock of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.


     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of shares of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share of Preferred Stock (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Stock do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of shares of capital stock of the Company ranking on parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     Voting Rights. Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.


     Unless otherwise indicated in the applicable Prospectus Supplement, whenever distributions on any shares of Preferred Stock shall be in arrears for six or more quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative distribution, all distributions accumulated on such shares of Preferred Stock for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors.


     Unless otherwise provided for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Charter or the articles supplementary for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

     Registrar and Transfer Agent. The registrar and transfer agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

DEPOSITARY SHARES

  General

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto.

  Distributions

     The Preferred Stock Depositary will distribute all cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into Excess Stock.

  Withdrawal of Preferred Stock

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Stock), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of the Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

  Redemption of Depositary Shares

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     From and after the date fixed for redemption, all distributions in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

  Voting of the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

  Liquidation Preference

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

  Conversion of Preferred Stock

     The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock (including Excess Stock) of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

  Amendment and Termination of a Deposit Agreement

     Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.


     A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such

Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

  Charges of a Preferred Stock Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

  Resignation and Removal of Depositary


     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


  Miscellaneous

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's employee stock option plan). The Company may issue Warrants for the purchase of shares of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

          (1) the title of such Warrants;

          (2) the aggregate number of such Warrants;

          (3) the price or prices at which such Warrants will be issued;

          (4) the designation, terms and number of shares of Common Stock or Preferred Stock purchasable upon exercise of such Warrants;

          (5) the designation and terms of the Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security;

          (6) the date, if any, on and after which such Warrants and the related shares of Common Stock or Preferred Stock will be separately transferable;

          (7) the price at which each share of Common Stock or Preferred Stock purchasable upon exercise of such Warrants may be purchased;

          (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

          (9) the minimum or maximum amount of such Warrants which may be exercised at any one time;

          (10) information with respect to book-entry procedures, if any;

          (11) a discussion of certain federal income tax considerations; and

          (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                            RESTRICTIONS ON TRANSFER


     The Charter contains certain restrictions on the number of shares of capital stock of the Company (including the Common Stock, Class B Common Stock, Class C Common Stock and Series A Preferred Stock and any other series of preferred stock) that individual stockholders may own. For the Company to qualify as a REIT under the Code, in addition to other requirements discussed in "Federal Income Tax Considerations" not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) and the capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the management of the Company currently believes it is essential for the Company to maintain its status as a REIT, the provisions of the Charter with respect to Excess Stock contain restrictions on the acquisition of its capital stock intended to ensure compliance with these requirements.


     The Charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the ownership limit (the "Ownership Limit"), which is equal to 6% (24% in the case of the Simons) of any class of capital stock of the Company (calculated based on the lower of outstanding shares, voting power or value). In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the Ownership Limit, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit would be deemed void ab initio and the intended transferee would acquire no rights in such shares of stock. Such shares of stock would automatically be converted into shares of Excess Stock, according to rules set forth in the Charter, to the extent necessary to ensure that the purported transfer or other event does not result in ownership of shares of stock in violation of the Ownership Limit. The Board of Directors may exempt a person from the Ownership Limit if they receive a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize the Company's status as a REIT.

     Upon a purported transfer or other event that results in Excess Stock, the Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by the Company. Such Excess Stock will be issued and outstanding stock of the Company, and it will be entitled to dividends equal to any dividends which are declared and paid. Any dividend or distribution paid prior to the discovery by the Company that stock has been converted into Excess Stock is to be repaid upon demand. The recipient of such dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void ab initio with respect to such shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which such shares were converted. Such Excess Stock will also be entitled to such voting rights as are ascribed to the stock from which such shares of Excess Stock were converted. Any voting rights exercised prior to discovery by the Company that shares of stock were converted to Excess Stock will be rescinded and recast as determined by the trustee.

     While Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to such Excess Stock only to a person whose ownership of the shares of stock would not violate the Ownership Limit, at which time the Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Excess Stock was originally exchanged.

     The Charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which such Excess Stock was exchanged during the period that such Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the trust in acquiring or holding such Excess Stock and to hold such Excess Stock on behalf of the trust.

     The Charter further provides that the Company may purchase, for a period of 90 days during the time the Excess Stock is held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the stock by the purported transferee (or if no notice of such purchase price is given, at a price to be determined by the Board of Directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date the Company exercises its purchase option) and the closing market price for the stock on the date the Company exercises its option to purchase. The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to the Company of the transfer or (if no notice is given) the date the Board of Directors determines that a violative transfer or other event has been made.

     The Charter further provides that in the event of a purported issuance or transfer that would, if effective, result in the Company being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void ab initio, and the intended transferee would acquire no rights to the stock.

     All certificates representing shares of any class of stock of the Company bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as may be required by the Code or regulations promulgated thereunder) of the outstanding stock must file an affidavit with the Company containing the information specified in the Charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Charter or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The Excess Stock provision will not be removed automatically even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

                       FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of material federal income tax considerations that may be relevant to a prospective purchase. The following is based upon current law, and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations.


     EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     Both the Company and the Subsidiary have made elections to be taxed as REITs under the Code, and applicable Treasury Regulations relating to REIT qualification (the "REIT Requirements"). Management of both companies believe that both companies have been organized and operate in such a manner as to qualify for taxation as REITs under the Code. Both companies intend to continue to operate in such a manner, but no assurance can be given that they have operated in a manner so as to qualify or will operate in a manner so as to remain qualified.

     The REIT Requirements, relating to the federal income tax treatment of REITs and their stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

OPINION OF COUNSEL

     In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison ("Counsel"), commencing with the taxable year ended December 31, 1994 and ending on the Merger Date, the Company (as Simon Property Group, Inc.) was organized and has operated in a manner so as to qualify for taxation as a REIT under the Code and commencing on the Merger Date, the Company's and the Subsidiary's proposed methods of operation will enable them to continue to meet the requirements for qualification and taxation as REITs under the Code. In the opinion of Willkie Farr & Gallagher, prior counsel to DRC ("WF&G"), commencing with the taxable year ending December 31, 1994 and ending on the Merger Date, DRC was organized and has operated in a manner so as to qualify for taxation as a REIT. It must be emphasized that Counsel's opinion is based on the opinion of WF&G referred to above, and Counsel's and WF&G's opinions are based on various assumptions and discussions set forth in the Company's Prospectus/Joint Proxy Statement dated June 28, 1996, with respect to the Merger and are conditioned upon certain representations made by the Company and DRC as to factual matters. Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In addition, Counsel's and WF&G's opinions are based upon the factual representations of the Company concerning its business and properties, and the business and properties of the Subsidiary and the Operating Partnership, as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depend upon each of the Company's and the Subsidiary's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel or WF&G. Accordingly, no assurance can be given that the actual results of either company's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify."

TAXATION OF THE COMPANY

     A REIT generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

     However, REITs are taxed at regular corporate rates on their ordinary income and capital gain not distributed to its stockholders and may be subject to federal income or excise tax in certain other circumstances, some of which are as follows. First, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any. Second, if the REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Third, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Fourth, if the REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, a corporation must elect to be so treated and must meet the requirements discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

  Organizational Requirements

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the REIT Requirements; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; and (vii) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets must also be satisfied. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and (vii) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Company satisfies the requirements set forth in (i) through (vi) above and believes that it satisfies the requirement set forth in (vii) above. In addition, the Charter includes certain restrictions regarding transfer of the Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (vi) and (vii) above.

     The Subsidiary satisfies the requirements set forth in (i) through (vi) above, and requirement (vii) is satisfied by virtue of the Company's owning 99.99% of the Subsidiary's outstanding stock.

     The Company currently has several "qualified REIT subsidiaries." Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and such items (as the case may be) of the REIT. In applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

     In the case of a REIT which is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of the RElT Requirements, including satisfying the income tests and asset tests. Thus, the Company's and the Subsidiary's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the partnerships in which the Operating Partnership has an interest are treated as assets, liabilities and items of income of the Company and the Subsidiary for purposes of applying the requirements described herein, provided that the Operating Partnership and the other partnerships in which the Company or the Subsidiary holds a direct or indirect interest are treated as partnerships for federal income tax purposes. See "Effect of Tax Status of Operating Partnership and Other Partnerships on REIT Qualification."

  Income Tests

     To maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually by each of the Company and the Subsidiary. First, at least 75% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property", "dividends from qualified REITS" and, in certain circumstances, interest) or from "qualified temporary investment income" (described below). Second, at least 95% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of each company's gross income (including gross income from prohibited transactions) for each taxable year. In applying these tests, the Company and the Subsidiary will each be treated as realizing its share of the income and bearing its share of the loss of the Operating Partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     Rents received by each company will qualify as "rents from real property" only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the REIT may directly perform certain customary services (e.g., furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property. Interpretations of the law concerning the types of services that may be rendered by a REIT to its tenants is constantly evolving and the consequences of rendering impermissible services are somewhat uncertain.

     It is expected that both companies' real estate investments will give rise to income that will enable both companies to satisfy all of the income tests described above. Substantially all of the Company's and the Subsidiary's income is and will continue to be derived from their interests in the Operating Partnership, which income will, for the most part, qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. If, however, the Subsidiary fails to qualify as a REIT, then the Company will not receive qualifying income for purposes of the 75% gross income tests.

     Neither company charges, nor anticipates charging, more than a de minimis amount of rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above). Although neither company can be absolutely certain whether all Related Party Tenants have been or will be identified because of complex attribution rules, neither company anticipates receiving rents in excess of a de minimis amount from Related Party Tenants. Neither company anticipates holding a lease on any property in which rents attributable to personal property constitute greater than 15% of the total rents received under the lease. Both companies, through the Operating Partnership, will perform all development, construction and leasing services for, and does and will operate and manage the properties wholly-owned by the Company directly without using an "independent contractor." Management and Counsel believe that the services currently provided to lessees of these properties are those usually or customarily rendered in connection with the rental of space for occupancy only. As noted above, this area of the law is somewhat uncertain and no absolute assurance can be given that the IRS or a court will concur with Counsel's analysis with respect to such services.

     The Operating Partnership indirectly owns 5% of the voting common stock, substantially all of the nonvoting common stock and all of the preferred stock of the SPG Management Company, a corporation that is taxable as a regular corporation. The SPG Management Company performs management, development, construction and leasing services for properties and other real estate owned in whole or in part by third parties. The income is earned by and taxed to the SPG Management Company and is received by the Operating Partnership only indirectly as dividends and interest that qualify under the 95% test. The Operating Partnership also owns 5% of the voting common stock and all of the preferred stock of the DRC Management Company, a corporation that is also taxable as a regular corporation. The SPG Management Company owns 95% of the voting common stock of the DRC Management Company. The SPG Management Company and the DRC Management Company (together, the "Management Companies") will perform management, development, construction and leasing services for (i) any income-producing property less than wholly-owned, directly or indirectly, by the Operating Partnership, (ii) the properties in which the Simons own an interest that were not transferred to the Company or the SPG Management Company in connection with the initial public offering of the Common Stock consummated in December, 1993 and (iii) other real estate owned in whole or in part by third parties. The income will be earned by and taxed to the Management Companies and will be received by the Operating Partnership only indirectly as dividends and interest that qualify under the 95% test.

     If either the Company or the Subsidiary fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect,
(ii) the failing company attaches a schedule of the sources of its income to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible however, to state whether in all circumstances either company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and in such case, the Company or the Subsidiary would cease to qualify as a REIT. See "-- Failure to Qualify."

  Asset Tests

     In order for each of the Company and the Subsidiary to maintain its qualification as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of each company's total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which such company or a "qualified REIT subsidiary" of such company owns an interest and (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of such company and held for not more than one year from the date such company receives such proceeds), cash, cash items, and government securities. Second, not more than 25% of each company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by such company may not exceed 5% of the value of such company's total assets, and such company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT).

     It is anticipated that the Company and the Subsidiary will be able to comply with these asset tests. The Company and the Subsidiary are deemed to hold directly their proportionate shares of all real estate and other assets of the Operating Partnership. As a result, each company plans to hold more than 75% of its assets as real estate assets. In addition, neither the Company nor the Subsidiary plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary or another REIT, nor securities of any one issuer exceeding 5% of the value of either the Company's or the Subsidiary's gross assets, respectively (determined in accordance with generally accepted accounting principles). Securities of the Subsidiary held by the Company will not violate the asset test so long as the Subsidiary qualifies as a REIT. If, however, the Subsidiary fails to qualify as a REIT, then the Company would fail this asset test because the Company would then hold more than 10% of the securities of an issuer which is not a REIT.

     The Operating Partnership indirectly owns 5% of the voting common stock, substantially all of the nonvoting common stock and all of the participating preferred stock of the SPG Management Company, which, in the aggregate, does not exceed 10% of the voting securities of the SPG Management Company. The Operating Partnership also owns 5% of the voting common stock and all of the nonvoting preferred stock of the DRC Management Company, which, in the aggregate, does not exceed 10% of the voting securities of the DRC Management Company. Management believes that (a) neither the value of the securities of SPG Management Company nor the value of the securities of DRC Management Company held by the Company will exceed 5% of the value of the total assets of the Company and (b) neither the value of the securities of SPG Management Company nor the value of DRC Management Company held by the Subsidiary will exceed 5% of the value of the total assets of the Subsidiary.

     After initially meeting the asset tests at the close of any quarter, neither the Company nor the Subsidiary will lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Both companies maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

  Annual Distribution Requirements

     In order to be treated as a REIT, each of the Company and the Subsidiary is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of its net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (ii) the sum of certain items of noncash income.

     To the extent that either company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if either company fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, such company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Each of the Company and the Subsidiary intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is expected that each of the Company's and the Subsidiary's taxable income will be less than its cash flow, due to the allowance of depreciation and other noncash charges in computing its taxable income. Accordingly, each of the Company and the Subsidiary anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

     It is possible that, from time to time, neither the Company nor the Subsidiary may have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of either company or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, either company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends. If the amount of nondeductible expenses exceeds noncash deductions, either company may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, either the Company or the Subsidiary may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in such company's deduction for dividends paid for the earlier year. Thus, either company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, such company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If either the Company or the Subsidiary fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. The failure of the Company or the Subsidiary to qualify as a REIT will subject the Company to such tax. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company and the Subsidiary (if it fails to qualify as a REIT) will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company or the Subsidiary would be entitled to such statutory relief.

TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

  Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholders' shares of Common Stock, and distributions in excess of the U.S. Stockholders' tax basis in their respective shares of Common Stock are taxable as gain realized from the sale of such shares. Dividends declared by the Company in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the greater of its current or accumulated earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

  Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

  Dispositions of Shares of Common Stock

     A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of Common Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Losses incurred on the sale or exchange of shares of Common Stock held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

  Treatment of Tax-Exempt U.S. Stockholders

     The IRS has ruled that amounts distributed by a REIT to a tax-exempt pension trust did not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by the Company in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI to a tax exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the acquisition indebtedness rules.

     In addition, qualified trusts that hold more than 10% (by value) of the interests in a REIT may be required to treat a percentage of REIT dividends as UBTI. The requirement applies if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals, including qualified trusts, and (ii) the REIT is "predominantly held" by qualified trusts. Qualification of the Company as a REIT does not depend upon application of the "look-through" exception and the Company is not "predominantly held" by qualified trusts. Thus, the Company does not expect this rule to apply to it.

  Additional Tax Consequences for Holders of Preferred Stock, Depositary Shares and Warrants

     If the Company offers one or more series of Preferred Stock, Depositary Shares or Warrants, then there may be additional tax consequences for the holders of such Preferred Stock, Depositary Shares or Warrants. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in the REIT, including any reporting requirements, as well as the tax treatment of such an investment under tax treaties and their home country laws.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in the Company if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States corporate income tax. The Company expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company, or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company, claiming that the distribution is "effectively connected" income.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend received by a Non-U.S. Stockholder that is not "effectively connected" with such Non-U.S. Stockholder's trade or business in the United States will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption. The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits.

     A sale of shares of Common Stock by a Non-U.S. Stockholder generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business. The shares of Common Stock of the Company will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. Currently, the Company is a domestically controlled REIT, and therefore the sale of shares in the Company are not subject to taxation under FIRPTA. However, because the shares of Common Stock are publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company, in the future, does not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of shares of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange, on which the shares of Common Stock will be listed) and on the size of the selling stockholder's interest in the Company.

     If the gain on the sale of the Company's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares may be required to withhold 10% of the purchase price and remit such amount to the IRS. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. U.S. Stockholders, other than certain exempt recipients, such as corporations and tax-exempt organizations, may be subject to backup withholding at a rate of 31% with respect to distributions paid unless such stockholder complies with applicable requirements of backup withholding rules. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount of backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

OTHER TAX CONSIDERATIONS

  Effect of Tax Status of Operating Partnership and Other Partnerships on REIT Qualification.

     All of the Company's and the Subsidiary's investments are through the Operating Partnership, which in turn holds interests in other partnerships. The Company believes that the Operating Partnership, and each other partnership in which it holds an interest, is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were treated as an association taxable as a corporation, both the Company and the Subsidiary would cease to qualify as a REIT. If any of the other partnerships were treated as an association taxable as a corporation and the Operating Partnership's interest in such partnership exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's or the Subsidiary's assets, the Company or the Subsidiary would cease to qualify as a REIT. Furthermore, in such a situation, any partnerships treated as a corporation would be subject to corporate income taxes, and distributions from any such partnership to the Company or the Subsidiary, as the case may be, would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which therefore could make it more difficult for the Company or the Subsidiary to meet the 75% asset test described above. Finally, in such a situation, the Company or the Subsidiary would not be able to deduct its share of any losses generated by any such partnership in computing its taxable income.

  Sale of Partnership Property

     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, both the Company's and the Subsidiary's share as partners of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company." Such prohibited transaction income will also have an adverse effect upon both the Company's and the Subsidiary's ability to satisfy the income tests for REIT status. See "-- Requirements for Qualification -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership holds the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

     There are additional consequences with respect to a sale or other taxable disposition of any of the Operating Partnership's properties (a "Covered Sale") listed in Exhibit C to the Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership (the "Amended Operating Partnership Agreement"). During the five-year period beginning with the Merger Date, a limited partner of the Operating Partnership (a "Limited Partner") who is allocated pre-contribution gain under Section 704(c) of the Code on a Covered Sale is entitled to a distribution, pro rata in accordance with the Units, of sufficient cash to pay any tax liability incurred by reason of such allocation and distribution. In addition, during the sixth through the eighth years after the Merger Date, a Limited Partner that is a DeBartolo family member or an affiliate of the DeBartolo family (including certain estates and trusts) who is allocated gain on a Covered Sale can require the Operating Partnership to exchange such Limited Partner's Units pursuant to the exchange rights under the Amended Operating Partnership Agreement for cash to the extent of the tax due on such allocation and exchange.

STATE AND LOCAL TAXES

     The Company and the Subsidiary are, and their stockholders may be, subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

POSSIBLE FEDERAL TAX DEVELOPMENTS

     The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Company or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action. Any material changes or developments will be described in a Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to or through underwriters, and also may sell the Securities directly to one or more other purchasers or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Shares of Common Stock may also be issued pursuant to this Prospectus to holders of Units in exchange for their Units, which Units may be exchanged for shares of Common Stock on a one-for-one basis or cash, as selected by the Company, pursuant to the partnership agreement of the Operating Partnership.


     The Prospectus Supplement will set forth terms of the offering of the Securities, including where applicable, (i) the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale or issuance of Securities, (ii) in the case of the Common Stock, the initial public offering price, where applicable, (iii) in the case of the Preferred Stock, the specific title and stated value, any distribution, liquidation, redesignation, conversion, voting and other rights, and any initial public offering price; (iv) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each Depositary Share; (v) in the case of Warrants, the duration, offering price, exercise price and detachability;
(vi) any underwriting discounts, commissions and other items constituting underwriters compensation from the Company and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (vii) any commissions paid to any agents and (viii) the net proceeds to the Company. In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act.


     Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     Unless otherwise set forth in the Prospectus Supplement relating to the issuance of Securities, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Securities will be obligated to purchase all of the Securities allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

                                 LEGAL MATTERS

     The validity of the issuance of the Securities offered pursuant to this Prospectus will be passed upon by Piper & Marbury L.L.P., Baltimore, Maryland on behalf of the Company. Certain tax matters will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and certain legal matters will be passed upon for any underwriters, dealers or agents by Rogers & Wells, New York, New York.

                                    EXPERTS

     The audited financial statements and schedule of the Company incorporated by reference in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements and schedules of DRC incorporated by reference in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their report, have been audited by Ernst & Young LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

- ------------------------------------------------------
- ------------------------------------------------------


  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               ------------------


                               TABLE OF CONTENTS



                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........  S-3
The Company...........................  S-6
Recent Developments...................  S-10
Use of Proceeds.......................  S-16
Capitalization........................  S-17
Selected Financial and Operating
  Data................................  S-18
Business and Properties...............  S-21
Management............................  S-37
Description of Series B Preferred
  Shares..............................  S-40
Certain Federal Income Tax
  Consequences........................  S-43
Underwriting..........................  S-44
Pro Forma Combined Condensed
  Financial Information...............  F-1
PROSPECTUS
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Use of Proceeds.......................    4
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends...........    4
Description of the Securities.........    4
Restrictions on Transfer..............   15
Federal Income Tax Considerations.....   17
Plan of Distribution..................   26
Legal Matters.........................   26
Experts...............................   26


- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------


                                               SHARES



                                     [LOGO]



                                    % SERIES B


                             CUMULATIVE REDEEMABLE


                                PREFERRED SHARES


                               (PAR VALUE $0.0001


                                   PER SHARE)


                            (LIQUIDATION PREFERENCE


                               $25.00 PER SHARE)

                            ------------------------

                             PROSPECTUS SUPPLEMENT


                            ------------------------


                              MERRILL LYNCH & CO.


                           DEAN WITTER REYNOLDS INC.


                            PAINEWEBBER INCORPORATED


                       PRUDENTIAL SECURITIES INCORPORATED


                               SMITH BARNEY INC.



                               SEPTEMBER   , 1996


             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (not including underwriting commissions and fees) of issuance and distribution of the securities are estimated to be:


        Securities and Exchange Commission Registration Fee...............  $187,387
        NASD Filing Fees..................................................  $ 30,500
        Accounting Fees and Expenses......................................  $ 25,000(1)
        Attorneys' Fees and Expenses......................................  $125,000(1)
        Blue Sky Fees and Expenses........................................  $ 60,000(1)
        Miscellaneous Expenses............................................  $ 72,113(1)
                                                                            --------
             Total........................................................  $500,000(1)


- ---------------

(1) Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's officers and directors are indemnified under Maryland law, the Company's Charter and the partnership agreements of the Operating Partnership and SPG, LP against certain liabilities. The Company's Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The Company's By-Laws contain provisions which implement the indemnification provisions of the Company's Charter.

     The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of the Company's Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that
(1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision consistent with the MGCL. No amendment of the Company's Charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

     The partnership agreements of the Operating Partnership and SPG, LP also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Charter.

     The Company has entered into indemnification agreements with each of the Company's directors and officers. The indemnification agreements require, among other things, that the Company indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if the Company obtains directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                                 DESCRIPTION                                    PAGE
- -----------   -----------------------------------------------------------------------  ------------
     1.1*     Form of Underwriting Agreement.........................................
     3.1      Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 on Form S-8
              to the Company's Registration Statement on Form S-4 (Registration No.
              333-06933).............................................................
     3.2      Amended and Restated By-laws, incorporated by reference to Exhibit 3.2 to Post-Effective Amendment No. 1 on Form S-8 to the Company's
              Registration Statement on Form S-4 (Registration No. 333-06933)........
     4.1**    Form of Common Stock Certificate.......................................
     4.2*     Form of Common Stock Warrant Agreement.................................
     4.3*     Form of Articles Supplementary with respect to the Series B Preferred
              Stock of the Company to the Amended and Restated Articles of
              Incorporation..........................................................
     4.4*     Form of Preferred Stock Certificate....................................
     4.5*     Form of Deposit Agreement..............................................
     4.6*     Form of Preferred Stock Warrant Agreement..............................
     5.1**    Opinion of Piper & Marbury L.L.P.......................................
     8.1**    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison....................
    12.1**    Computation of Ratio of Earnings to Fixed Charges and Preferred Stock
              Dividends..............................................................
    23.1      Consent of Arthur Andersen LLP.........................................
    23.2      Consent of Ernst & Young LLP...........................................
    23.3      Consent of Piper & Marbury L.L.P. is contained in its opinion filed as
              Exhibit 5.1............................................................
    23.4      Consent of Paul, Weiss, Rifkind, Wharton & Garrison is contained in its opinion filed as Exhibit 8.1...........................................
    23.5**    Consent of Willkie Farr & Gallagher....................................
    24.1      Power of Attorney (included in the signature page to the Registration
              Statement).............................................................


- ---------------


 * To be filed by amendment or incorporated by reference herein by a Current Report on Form 8-K.


** Previously filed.


ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in price of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (e) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on September 17, 1996.


                                          SIMON DeBARTOLO GROUP, INC.


                                          By: /s/  DAVID SIMON


                                            ------------------------------------
                                            David Simon
                                            (Chief Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                   SIGNATURE                               TITLE                   DATE
- -----------------------------------------------  -------------------------  -------------------
*                                                Co-Chairman of the Board    September 17, 1996
MELVIN SIMON                                     of Directors
*                                                Co-Chairman of the Board    September 17, 1996
HERBERT SIMON                                    of Directors
/s/  DAVID SIMON                                 Chief Executive Officer     September 17, 1996
- -----------------------------------------------  and Director (Principal
DAVID SIMON                                      Executive Officer,
                                                 Financial Officer and
                                                 Accounting Officer)
*                                                President, Chief            September 17, 1996
RICHARD S. SOKOLOV                               Operating Officer and
                                                 Director
*                                                Director                    September 17, 1996
BIRCH BAYH
*                                                Director                    September 17, 1996
EDWARD J. DeBARTOLO, JR.
*                                                Director                    September 17, 1996
WILLIAM T. DILLARD, II
*                                                Director                    September 17, 1996
G. WILLIAM MILLER
*                                                Director                    September 17, 1996
FREDRICK W. PETRI
*                                                Director                    September 17, 1996
TERRY S. PRINDIVILLE
*                                                Director                    September 17, 1996
J. ALBERT SMITH JR.

                   SIGNATURE                               TITLE                   DATE
- -----------------------------------------------  -------------------------  -------------------
*                                                Director                    September 17, 1996
PHILIP J. WARD
*                                                Director                    September 17, 1996
M. DENISE DeBARTOLO YORK
*By: /s/  DAVID SIMON
     ------------------------------------------
     Name: David Simon
     Attorney-in-Fact

                                 EXHIBIT INDEX



                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                                 DESCRIPTION                                    PAGE
- -----------   -----------------------------------------------------------------------  ------------
     1.1*     Form of Underwriting Agreement.........................................
     3.1      Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 on Form S-8
              to the Company's Registration Statement on Form S-4 (Registration No.
              333-06933).............................................................
     3.2      Amended and Restated By-laws, incorporated by reference to Exhibit 3.2 to Post-Effective Amendment No. 1 on Form S-8 to the Company's
              Registration Statement on Form S-4 (Registration No. 333-06933)........
     4.1**    Form of Common Stock Certificate.......................................
     4.2*     Form of Common Stock Warrant Agreement.................................
     4.3*     Form of Articles Supplementary with respect to the Series B Preferred
              Stock of the Company to the Amended and Restated Articles of
              Incorporation..........................................................
     4.4*     Form of Preferred Stock Certificate....................................
     4.5*     Form of Deposit Agreement..............................................
     4.6*     Form of Preferred Stock Warrant Agreement..............................
     5.1**    Opinion of Piper & Marbury L.L.P.......................................
     8.1**    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison....................
    12.1**    Computation of Ratio of Earnings to Fixed Charges and Preferred Stock
              Dividends..............................................................
    23.1      Consent of Arthur Andersen LLP.........................................
    23.2      Consent of Ernst & Young LLP...........................................
    23.3      Consent of Piper & Marbury L.L.P. is contained in its opinion filed as
              Exhibit 5.1............................................................
    23.4      Consent of Paul, Weiss, Rifkind, Wharton & Garrison is contained in its opinion filed as Exhibit 8.1...........................................
    23.5**    Consent of Willkie Farr & Gallagher....................................
    24.1      Power of Attorney (included in the signature page to the Registration
              Statement).............................................................


- ---------------


 * To be filed by amendment or incorporated by reference herein by a Current Report on Form 8-K.


** Previously filed.